Exhibit 6

Execution Version

Confidential Information Redacted

MARGIN LOAN AGREEMENT

dated as of September 20, 2018

by and among

PW Medtech Group Limited,

as Borrower,

Morgan Stanley Bank, N.A.,

as Lender,

and

Morgan Stanley & Co. International plc

as Calculation Agent

i

ii

iii

This MARGIN LOAN AGREEMENT, dated as of September 20, 2018 (as it may be amended or modified from time to time, this “Agreement”) is entered into by and among PW Medtech Group Limited, a company organized under the laws of the Cayman Islands, as Borrower (“Borrower”), MORGAN STANLEY BANK, N.A., as Lender (“Lender”) and MORGAN STANLEY & CO. INTERNATIONAL PLC, as Calculation Agent for Lender (“Calculation Agent”).

Borrower has requested, and subject to the terms and conditions set forth in this Agreement, Lender has agreed to extend, a loan to Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

Article 1
Definitions And Accounting Terms

Section 1.01.    Definitions. The following terms, when used in this Agreement, shall have the meanings assigned to them below:

“Acceptable Collateral Assets” means the following assets of Borrower, to the extent held in the Collateral Account and subject to a first priority Lien in favor of Lender:

(a)	Cash; and

(b)	Shares, as long as:

(i)	such Shares are registered in the name of DTC or its nominee, maintained in the form of book entries on the books of DTC, and are allowed to be settled through DTC’s regular book entry settlement services;

(ii)	such Shares are not subject to any Transfer Restrictions except for the Existing Restrictive Condition;

(iii)	such Shares are duly authorized, validly issued, fully paid and non-assessable; and

(iv)	such Shares are not subject to any Restrictive Condition except the Existing Restrictive Condition.

“ADTV” means, as of any Scheduled Trading Day, the arithmetic average of the product of (1) the daily trading volume of the Shares as reported on Bloomberg Page “CBPO US <equity> HP” (or, if not so reported, any successor or replacement reporting entity or page thereto selected by Lender) and (2) the Share Closing Price, for the sixty (60) consecutive Scheduled Trading Days immediately preceding and ending on the date of determination.

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“Adjustment Trigger Date” means each of (i) the date on which an announcement is made (whether by Issuer or any third party) of any event or condition that, if completed, would result in a Potential Adjustment Event (as determined by the Calculation Agent), (ii) any date on which a material change therein or the termination thereof is announced by Issuer or any third party and (iii) the date on which such Potential Adjustment Event is consummated, completed or effected if (a) no announcement was previously made in respect thereof, or (b) the final terms of such Potential Adjustment Event differ from the terms previously announced therefor.

“Advance” has the meaning specified in Section 2.01.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

“Aggregate Collateral Share Value” means, at any time, the aggregate Collateral Value of all Collateral Shares.

“Agreement” means this Margin Loan Agreement.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and all rules and regulations promulgated thereunder, and all other laws, rules and regulations concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning specified in Section 4.12.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Approved Fund” means any Fund that is administered or managed by (a) Lender, (b) an Affiliate of Lender or (c) an entity or an Affiliate of an entity that administers or manages Lender.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Bankruptcy Code” means the United States Bankruptcy Code, as amended.

“Base Rate” means, with respect to any Interest Period, the applicable LIBOR plus the Spread; provided that if LIBOR cannot be determined for such Interest Period for any reason, Base Rate means, with respect to each day in such Interest Period, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 0.5% plus the Spread. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, as the case may be.

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“Borrower” has the meaning specified in the preamble hereto.

“Borrower Change of Control” means, with respect to Borrower, any event or transaction or series of related events or transactions, the result of which is (or the Calculation Agent becoming aware of any pending event or transaction or series of related events or transactions that has become unconditional, if consummated, would result in) (a) any Person other than the Current Controlling Shareholder gains the power to (whether by way of ownership of shares, proxy, contract, agency or otherwise) (i) cast, or control the casting of, at least 30% of the voting power in respect of all such interests or equity entitled to vote generally in general meeting of the Borrower; (ii) appoint or remove the chairman of the board of directors of the Borrower; or (iii) control the composition of a majority of the board of directors of Borrower; or (b) the Current Controlling Shareholder ceases to hold, directly or indirectly through any entity, beneficially more than 30% of the voting power in respect of all such interests or equity entitled to vote generally in elections with respect to the management of the Borrower.

“Borrower Financial Statements” has the meaning specified in Section 3.01(b).

“Business Day” means (a) for all purposes other than as set forth in clause (b) of this sentence, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with LIBOR, any day that is a Business Day described in clause (a) and that is also a London Banking Day.

“Calculation Agent” means Morgan Stanley & Co. International plc, in its capacity as calculation agent for Lender.

“Capital Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means cash in Dollars.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

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“Closing Date” means the earliest date on or after the Scheduled Closing Date on which the conditions precedent set forth in Section 3.01 shall have been satisfied or waived in accordance with Section 8.02(a) of this Agreement prior to 10:00 a.m. New York City time on such date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning specified in the Debenture.

“Collateral Account” has the meaning specified in the Debenture.

“Collateral Call Notice” has the meaning specified in Section 2.09(a).

“Collateral Requirement” means, at any time with respect to any Collateral, that all steps required under Applicable Law, if any, or reasonably requested by Lender to ensure that the Debenture creates a valid, first priority, perfected Lien (subject only to Permitted Liens) on such Collateral shall have been taken, and that such Collateral is subject to such a Lien in favor of Lender.

“Collateral Shares” means Perfected Collateral consisting of Shares.

“Collateral Shortfall” means, at any time during any Business Day, that the LTV Ratio is greater than or equal to the LTV Margin Call Level.

“Collateral Value” means, at any time, (i) with respect to Cash, the face amount of such Cash and (ii) with respect to a Collateral Share (other than any Collateral Shares that have been sold pursuant to a Permitted Sale Transaction and remain in the Collateral Account pending settlement thereof), the Market Reference Price of such Collateral Share at such time; and (iii) with respect to Collateral Shares that have been sold pursuant to a Permitted Sale Transaction and remain in the Collateral Account pending settlement thereof, the aggregate net sale price for such Permitted Sale Transaction.

“Commitment” means the commitment of Lender to make the Advance hereunder, which aggregate commitment shall be the amount on the date of this Agreement specified in the Fee and Ratio Letter.

“Communication” has the meaning specified in Section 5.06.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continuing Directors” of Issuer means the directors (or equivalent) of Issuer on the Closing Date and each other director (or equivalent) of Issuer if such other director’s (or equivalent’s) nomination for election to the board of directors (or equivalent governing body) of Issuer is recommended by at least fifty-one percent (51%) of the then Continuing Directors of Issuer.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means that certain Account Control Agreement, dated as of the date hereof, executed by Borrower in favor of Custodian, in substantially the form of Schedule 2 of the Debenture.

“Cure Time” means, in respect of any Collateral Shortfall, the time specified in the Fee and Ratio Letter on the second succeeding Business Day after the related Collateral Call Notice is given.

“Current Controlling Shareholder” means Mrs. Liu Yufeng, any relative of Mrs. Liu Yufeng or any entity through which Mrs. Liu Yufeng holds Shares.

“Custodian” means Morgan Stanley & Co. International plc, appointed as such in the Control Agreement.

“Custodian Documents” means the custody agreement and any of the account opening documents issued by and/or entered into between the Custodian and the Borrower as the client in respect of the Collateral Account.

“Debenture” means that certain Debenture, dated as of the date hereof, between Borrower, as charger, and Morgan Stanley & Co. International plc, as security agent, in substantially the form of Exhibit A.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would constitute an Event of Default.

“Delisting” means that the Shares are no longer listed or admitted for trading on any Designated Exchange.

“Designated Exchange” means any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market, or any successor thereto.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payment of dividends or distributions of cash, securities or property (other than solely Qualified Equity Interests) or (d) are or become convertible into or exchangeable for Indebtedness, other Disqualified Equity Interests or any other cash, securities or property (other than solely Qualified Equity Interests), in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

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“Disrupted Day” means any Scheduled Trading Day on which the Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event exists.

“Dollars” and “$” mean the lawful currency of the United States.

“DTC” means The Depository Trust Company, a New York corporation, or its successor.

“Early Closure” means the closure on any Exchange Business Day of the Exchange prior to its scheduled closing time for such day unless such earlier closing time is announced by the Exchange at least one hour prior to the actual closing time for the regular trading session on the Exchange on such Exchange Business Day.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Events of Default” has the meaning specified in Section 7.01.

“Exchange” means The NASDAQ Global Select Market or its successor, or if the Shares are not listed for trading on such exchange, the Designated Exchange that is the primary trading market for the Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Business Day” means any day on which the Exchange is open for trading during its regular trading session, notwithstanding the Exchange closing prior to its scheduled closing time.

“Exchange Disruption” means any event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the Shares on the Exchange on any Exchange Business Day as determined by Calculation Agent, or the inability of the Calculation Agent, on account of a trading suspension or otherwise, to determine a Share Closing Price of the Shares on the Exchange.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Advance or Commitment pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Advance or Commitment or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender acquired the applicable interest in the Advance or Commitment or to Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.15(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Investors Group” means Borrower, Centurium Capital Management Ltd, Hillhouse Capital Management Ltd, CITIC Capital Holdings Ltd, Mr. Marc Chan and their respective Affiliates.

“Existing Restrictive Condition” means (i) the Investor Rights Agreement, dated as of January 1, 2018, by and between Issuer and Borrower, as waived by the Waiver Letter; (ii) Restrictive Condition under Rule 144(c) until December 31, 2018 and (iii) except with respect to any sale, transfer or disposition of the Collateral Shares by or on behalf of Lender or Security Agent (as defined in the Debenture) upon foreclosure or exercise of remedies under Section 7.02, any Restrictive Condition under Rule 144(e).

“Extended Maturity Date” means the date that is two (2) years after the Funding Date.

“Extraordinary Dividend” means any dividend, issuance or distribution by Issuer of cash, securities or property to holders of the Shares other than an Ordinary Dividend.

“Facility” means the credit facility contemplated by this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Lender from three federal funds brokers of recognized standing selected by Lender.

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“Fee and Ratio Letter” means that certain Fee and Ratio Letter, dated as of the date hereof, delivered by Lender and acknowledged by Borrower prior to the execution of this Agreement.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means the date on which the Advance is made hereunder.

“Funding Account” means the deposit account of Borrower or the account of the Issuer (as applicable) identified by Borrower to Lender at least three (3) Business Days prior to the Funding Date for purposes of transferring the proceeds of the Advance.

“GAAP” means Hong Kong Financial Reporting Standards.

“Governmental Approval” means any authorization, consent, approval, permit, license or exemption of, and any registration and filing with or issued by, any Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality (including any state-owned or controlled entity), regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuming in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part).

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“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include Lender or any Affiliate of Lender).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)       all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person (“Specified Indebtedness”);

(b)       all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c)       the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)       all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

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(e)       all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)       all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker’s acceptances issued for the account of any such Person;

(g)       all obligations of any such Person in respect of Disqualified Equity Interests;

(h)       all net obligations of such Person under any Hedge Agreements; and

(i)       all Guarantees of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower (acting in any capacity) under any Margin Loan Document (including, for the avoidance of doubt, any amounts paid or payable in connection with a sale of Collateral upon foreclosure or exercise of remedies under Section 7.02) and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 8.03(b).

“Information” has the meaning specified in Section 8.11.

“Initial Collateral Shares” has the meaning specified in the Fee and Ratio Letter.

“Initial LTV Ratio” has the meaning specified in the Fee and Ratio Letter.

“Interest Payment Date” means the last day of each Interest Period and the Maturity Date, commencing on the Funding Date.

“Interest Period” means (a) initially, the period commencing on the Funding Date and ending three months thereafter, and (b) thereafter, each subsequent period beginning on the last day of the immediately preceding Interest Period and ending three months thereafter; provided, however, that: (i) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; (ii) each Interest Period that begins on the last Business Day of a calendar month, or on any day for which there is no numerically corresponding day in the subsequent calendar month in which such Interest Period ends, shall end on the last Business Day of such subsequent calendar month; and (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, and if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day.

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“Interpolated Rate” means, with respect to any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by Calculation Agent by interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which a LIBO Screen Rate is available that is shorter than such Interest Period; and (b) the LIBO Screen Rate for the shortest period for which a LIBO Screen Rate is available that exceeds such Interest Period.

“Interstate Commerce Act” means the body of law commonly known as the Interstate Commerce Act, codified at 49 U.S.C. App. §§ 1 et seq (1988), as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“Issuer” has the meaning specified in the Fee and Ratio Letter.

“Issuer Change of Control” means, with respect to Issuer, at any time (i) any “person” or “group” becomes the “beneficial owner”, directly or indirectly, of (x) more than fifteen percent (15%), if such “person” is not the Borrower or the Borrower is not a member of such “group”, as the case may be, and (y) twenty percent (20%) if such “person” is the Borrower or the Borrower is a member of such “group”, as the case may be, of the Equity Interests of Issuer entitled to vote in the election of members of the board of directors (or equivalent governing body) of Issuer; provided that (A) if such “person” or a member of such “group” is a member of the Existing Investors Group, the calculation of “beneficial ownership” under paragraphs (x) and (y) shall exclude any transfer of the Equity Interests of the Issuer to a member of Existing Investors Group from another member of the Existing Investors Group after the date of this Agreement, and (B) the calculation of “beneficial ownership” under paragraph (x) shall exclude any increase in “beneficial ownership” as a result of any repurchase by Issuer or any of its subsidiaries of Shares; or (ii) a majority of the members of the board of directors (or other equivalent governing body) of such person shall not constitute Continuing Directors of Issuer.

For the purpose of this definition:

(a)       “person” or “group” has the same meaning given to it under Sections 13(d) and 14(d) of the Exchange Act; and

(b)       “beneficial owner” has the same meaning given to it under Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

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“Issuer Event” means any of the following:

(c)       a Stock Price Event;

(d)       the announcement, or the occurrence without any announcement, of a Delisting, as determined by the Calculation Agent;

(e)       an Issuer Trading Suspension;

(f)       the consummation or completion of a Merger Event or Tender Offer, as determined by the Calculation Agent;

(g)       the ADTV as of any Scheduled Trading Day being less than the Minimum ADTV Level;

(h)       the announcement by any Governmental Authority that any Governmental Authority will condemn, nationalize, seize, or otherwise expropriate all or any substantial part of the property, shares of capital stock or equity or other assets of Issuer, or the occurrence without any announcement of any such event;

(i)        the occurrence of an Issuer Change of Control, as determined by the Calculation Agent;

(j)        any transaction or event (including, without limitation, any Change in Law or any amendment to Issuer’s Organization Documents) shall have been announced that, if consummated, completed or effected, would result in the imposition of a Transfer Restriction or Restrictive Condition on the Collateral Shares, as determined by the Calculation Agent; or

(k)       at any time the number of Collateral Shares shall constitute more than 9.55% of the number of outstanding Shares, as determined by the Calculation Agent.

“Issuer Trading Suspension” means, in respect of the Shares, the occurrence or existence of three or more consecutive Disrupted Days.

“Lender” has the meaning specified in the preamble hereto.

“Lending Office” means the office of Lender specified in Section 8.01 hereto, or such other office of Lender as Lender may from time to time specify in writing to Borrower.

“LIBOR” means, with respect to any Interest Period, the greater of (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period that appears on Bloomberg Screen US0003M Index Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of such Interest Period (the “LIBO Screen Rate”) and (ii) zero. If no LIBO Screen Rate exists for a period equal to the applicable Interest Period, LIBOR with respect to such Interest Period shall be the greater of (i) the applicable Interpolated Rate and (ii) zero. If, for any reason, the LIBO Screen Rate for a period equal to the applicable Interest Period or, if the immediately preceding sentence applies, for either of the periods described in clauses (a) and (b) of the definition of Interpolated Rate, as the case may be, does not appear on Bloomberg Screen US0003M Index Page (or any applicable successor page), then LIBOR with respect to such Interest Period shall be determined by Calculation Agent to be the greater of (i) the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to Lender at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and (ii) zero.

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“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBOR.”

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“LTV Reset Level” has the meaning specified in the Fee and Ratio Letter.

“LTV Margin Call Level” has the meaning specified in the Fee and Ratio Letter.

“LTV Ratio” means, as of any time of determination, the quotient (expressed as a percentage) of (a) the Net Obligations, divided by (b) the Aggregate Collateral Share Value, in each case, as determined by the Calculation Agent at such time.

“LTV Release Level” has the meaning specified in the Fee and Ratio Letter.

“Make-Whole Amount” means, with respect to any Prepayment Make-Whole Event, an amount equal to the product of (a) the principal amount of the Advance being prepaid in connection with such Prepayment Make-Whole Event, (b) the Base Rate and (c) number of calendar days from the relevant prepayment date to the Make-Whole Period End Date divided by 360. For the avoidance of doubt, the “Make-Whole Amount” shall equal to zero if the relevant prepayment date occurs on or after the Make-Whole Period End Date.

“Make-Whole Period End Date” has the meaning specified in the Fee and Ratio Letter.

“Mandatory Prepayment Event” means any (i) Borrower Change of Control, (ii) Issuer Event or (iii) Potential Adjustment Event with respect to which Calculation Agent determines that no adjustment it could make pursuant to Section 8.02(b) would produce a commercially reasonable result.

“Margin Loan Documents” means, collectively, this Agreement, the Debenture, the Control Agreement, the Fee and Ratio Letter, the Custodian Documents, the Waiver Letter and each agreement delivered under Section 5.08.

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“Market Disruption Event” means an Early Closure, an Exchange Disruption, or a Trading Disruption.

“Market Reference Price” means, at any time on any date, the Share Closing Price.

“Material Adverse Effect” means, (a) a material adverse effect on the operations, business, assets, properties, prospects, liabilities (actual or contingent) or condition (financial or otherwise) of Borrower, (b) a material impairment of the ability of Borrower to perform its obligations under the Margin Loan Documents, (c) a material impairment of the rights, remedies and benefits available to and conferred upon Lender under any Margin Loan Document or (d) a material adverse effect on the Collateral, or Lender’s Liens on the Collateral or the priority of such Liens.

“Material Nonpublic Information” means information (i) that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD, and (ii) to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares of Issuer.

“Maturity Date” means, subject to Section 2.17, either: (i) the Original Maturity Date; or (ii) if the Original Maturity Date has been extended pursuant to Section 2.17, the Extended Maturity Date.

“Merger Event” means any transaction or event, or series of related transaction(s) and/or event(s), that is, or results in, or would, if consummated, result in, (i) a reclassification or change of the Shares that results in a transfer of or an irrevocable commitment to transfer all of the Shares outstanding to another Person, (ii) (A) a consolidation, amalgamation, merger or binding share exchange of Issuer with or into (other than a consolidation, amalgamation, merger or binding share exchange in which Issuer is the continuing Person and the Shares are not exchanged for, or converted into, any other securities or property), or a sale or other disposition of all or substantially all of Issuer’s consolidated assets to, another Person, or (B) any acquisition or similar transaction (including pursuant to a consolidation, amalgamation, merger or binding share exchange) by Issuer or any Subsidiary thereof, excluding (a) any transaction between Issuer and any of its wholly-owned Subsidiaries or among any such wholly-owned Subsidiaries and (b) any transaction for which (x) Issuer or the relevant Subsidiary is the continuing Person and the Shares are not exchanged for, or converted into, any other securities or property, and (y) the enterprise value of the Person or Persons being acquired (or, in the case of an acquisition of assets, the fair market value thereof) is less than 50% of the enterprise value of Issuer, in each case, as of the date on which the transaction is announced, as determined by the Calculation Agent or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person in which such Person purchases or obtains, or, if such transaction or event were consummated, would purchase or obtain, at least ninety percent (90%) of the outstanding Shares of Issuer (other than such Shares owned or controlled by such other Person), in each case, as reasonably determined by the Calculation Agent.

“Minimum ADTV Level” has the meaning specified in the Fee and Ratio Letter.

“Minimum Market Price” has the meaning specified in the Fee and Ratio Letter.

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“Net Obligations” means, at any time, (a) the Total Accrued Loan Amount minus (b) the aggregate Collateral Value of all Cash then constituting Perfected Collateral.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Advance and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by Borrower to Lender under any Margin Loan Document, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws, naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Ordinary Dividend” means regular, quarterly, semi-annual, or annual cash dividends that Issuer may schedule to distribute on the Shares, as reasonably determined by Calculation Agent; provided that the parties acknowledge that no such Ordinary Dividends are distributed to holders of the Shares as of the date hereof.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Maturity Date” has the meaning specified in the Fee and Ratio Letter.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Margin Loan Document, or sold or assigned an interest in the Advance or any Margin Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Margin Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning specified in Section 8.10(b).

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“Participant Register” has the meaning specified in Section 8.10(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Perfected Collateral” means Collateral consisting of Acceptable Collateral Assets held in the Collateral Account with respect to which the Collateral Requirement has been satisfied.

“Permitted Liens” means (a) Liens imposed by Applicable Law for taxes that are not yet due, so long as any such Lien referred to in this clause (a) is junior to the Liens granted pursuant to the Debenture and (b) Liens granted to Lender or Custodian pursuant to the Margin Loan Documents.

“Permitted Sale Transaction” means a sale of Collateral Shares for Cash by Borrower, acting reasonably, at fair market value and on arm’s-length, so long as:

(i)        unless such sale of Collateral Shares is to the Issuer pursuant to the Waiver Letter, such sale is effected with Lender or its Affiliates as exclusive settlement agent;

(ii)       the scheduled settlement date for such sale is no later than the third Exchange Business Day (or, if such sale is executed after 4:00 p.m., the fourth Exchange Business Day) following execution of such sale (unless Lender consents, in its sole discretion, to a later settlement date or such settlement occurs within the time frame provided in the Waiver Letter in the case of a sale of Collateral Shares to the Issuer pursuant to the Waiver Letter);

(iii)      no Default, Event of Default, Mandatory Prepayment Event or Potential Adjustment Event has occurred and is continuing at the time of execution of such sale, or would result from such sale; and

(iv)      Lender is satisfied (a) that such sale is executed pursuant to documentation or other arrangements that provide for payment of the sale proceeds directly into the Collateral Account on a delivery-versus-payment basis, and (b) that such sale complies with Applicable Law and any applicable Restrictive Condition or Transfer Restriction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Potential Adjustment Event” means the occurrence or announcement, of any of the following, or the announcement of any event or transaction that, if consummated, effected or completed, would constitute any of the following, as determined by the Calculation Agent:

(a)       any transaction or event, series of transactions or events (including, without limitation, a Change in Law or a change in jurisdiction or location of material business activities of Issuer) or announcement by an Person of any such transaction or event that would reasonably be expected to result in the imposition of any withholding Tax on a prospective sale of Collateral upon foreclosure or exercise of remedies under Section 7.02, as determined by Calculation Agent;

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(b)       a subdivision, consolidation or reclassification of the Shares (unless resulting in a Merger Event), or a free distribution or dividend of any such Shares to existing holders by way of bonus, capitalization or similar issue;

(c)       a distribution, issue or dividend to existing holders of the Shares of (1) such Shares, or (2) other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of Issuer equally or proportionately with such payments to holders of such Shares, or (3) share capital or other securities of another issuer acquired or owned (directly or indirectly) by Issuer as a result of a spin-off or other similar transaction, or (4) any other types of securities, rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by the Calculation Agent;

(d)       an Extraordinary Dividend;

(e)       a call by Issuer in respect of Shares that are not fully paid;

(f)        a repurchase by Issuer or any of its subsidiaries of Shares whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

(g)       in respect of Issuer, an event that results in any shareholder rights being distributed or becoming separated from shares of common stock or other shares of the capital stock of Issuer pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value as determined by Calculation Agent, provided that any adjustment effected as a result of such event shall be readjusted upon any redemption of such rights; or

(h)       any other event that may have a diluting or concentrative effect on the theoretical value of the Shares.

“Prepayment Make-Whole Event” means (i) any voluntary prepayment of the Advance by Borrower prior to the second Interest Payment Date pursuant to Section 2.08(a), (ii) any mandatory prepayment pursuant to Section 2.08(b) as a result of a Mandatory Prepayment Event that is in whole or in part within Borrower’s control or (iii) any repayment of the Advance upon acceleration thereof pursuant to Section 7.01 as a result of an Event of Default.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Lender as its prime rate or such other unpublished rate reasonably determined by Calculation Agent; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective or the date Calculation Agent determines the Prime Rate. The parties hereto acknowledge that the rate announced publicly by Lender as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Process Agents” has the meaning specified in Section 8.01(e).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

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“Regulatory Event” means any investigation made by any Governmental Authority for violation or breach of Applicable Law by Borrower that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Responsible Officer” means, as to any Person, any director of such Person. Any document delivered hereunder or under any other Margin Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person.

“Restricted Transaction” means (i) any financing transaction (other than the Transactions) secured by or referencing the Shares, (ii) any grant, occurrence or existence of any Lien or other encumbrance on the Shares, or (iii) any Hedge Agreement, sale, swap, hedge (including by means of a physically- or cash-settled derivative or otherwise) or other direct or indirect transfer of any Shares or economic exposure thereto; provided that Borrower or its Subsidiaries may only sell the Collateral Shares in accordance with Section 2.09(b)(ii) and Section 5.12 and any other Shares in accordance with Section 5.12.

“Restrictive Condition” means (i) any shareholder’s agreement, voting agreement, investor rights agreement, lock-up agreement or any similar agreement relating to Shares, and (ii) any restriction or requirement (whether or not under any law, rule, regulation, regulatory order or Organization Documents or contracts) relating to Shares or that a holder thereof (whether beneficial, constructive or otherwise) or any pledgee thereof would be subject to, including without limitation, any registration requirement, reporting or informational requirement or mandatory redemption or transfer.

“Rule 144” means Rule 144 under the Securities Act.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or any other authority with jurisdiction over the Borrower or any of its Subsidiaries.

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“Sanctioned Country” means a country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions, including, currently, Crimea, Cuba, Iran, North Korea, Sudan, and Syria.

“Sanctioned Person” means (a) a Person with whom dealings are restricted or prohibited by, or are sanctionable under, any Sanctions, (b) an agency of, or a Person controlled by, the government of a Sanctioned Country, (c) a Person located, organized or resident in a Sanctioned Country or (d) a Person 50% or more owned by or controlled by any Person identified in (a) – (c).

“Scheduled Closing Date” means September 20, 2018.

“Scheduled Trading Day” means any day on which the Exchange is scheduled to be open for trading for its regular trading session or, in the event that a Delisting has occurred and is continuing, any Business Day.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Set-off Party” has the meaning specified in Section 8.04.

“Shares” means shares of common stock, par value $0.0001 per share, of Issuer. Any reference to “Shares” herein or in any other Margin Loan Document shall be deemed to refer to such shares of common stock and/or security entitlements in respect thereof, as the context shall require.

“Share Closing Price” means, at any time on any date, the closing price per Share on the Exchange, as reported on Bloomberg Page “CBPO US <equity> HP” (or any successor or replacement reporting entity or page selected by Calculation Agent); provided that if such date is not a Scheduled Trading Day, then the Share Closing Price for such date shall be the Share Closing Price on the immediately preceding Scheduled Trading Day; provided further that if such date is a Scheduled Trading Day that is a Disrupted Day, then the Share Closing Price for such date shall be (i) the Share Closing Price on the immediately preceding Scheduled Trading Day that was not a Disrupted Day multiplied by (ii) (a) 100% less (b) the product of (x) 5% or a greater percentage as determined by Lender in good faith and in a commercially reasonable manner and (y) the number of Disrupted Days that have occurred consecutively up to, and including, such Disrupted Day.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Specified Indebtedness” has the meaning specified in clause (a) of the definition of “Indebtedness.”

“Spread” has the meaning specified in the Fee and Ratio Letter.

“Stock Price Event” means the Share Closing Price is less than the Minimum Market Price.

“Structuring Fee” has the meaning specified in Section 2.07(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which the majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an “operating lease” in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results, or would result if consummated, in (x) such entity or person owning, holding, “beneficially owning” (within the meaning of Rule 13d-3 under the Exchange Act), purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, greater than fifteen percent (15%) and less than one hundred percent (100%) of the outstanding voting shares of Issuer, as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Calculation Agent deems relevant.

“Threshold Amount” has the meaning specified in the Fee and Ratio Letter.

“Total Accrued Loan Amount” means, at any time, the outstanding principal amount of the Advance, together with accrued and unpaid interest thereon, the accrued and unpaid fees, including the Make-Whole Amount (if any) that would be payable upon a Prepayment Make-Whole Event occurring at such time, and all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

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“Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange on any Exchange Business Day (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to the Shares.

“Trading with the Enemy Act” means Trading with the Enemy Act of the United States.

“Transactions” means the execution, delivery and performance by Borrower of the Margin Loan Documents, the grant of the security interest contemplated hereby or thereby, the borrowing of the Advance and other credit extensions and the use of the proceeds thereof.

“Transfer Restrictions” means, with respect to any security, any condition to or restriction on the ability of the owner or any pledgee thereof to sell, assign, pledge or otherwise transfer such security or enforce the provisions thereof or of any document related thereto whether or not set forth in such security itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment, pledge or other transfer or enforcement for such security be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such security, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such security, prior to the sale, pledge, assignment or other transfer or enforcement of such security and (iv) any registration or qualification requirement or prospectus delivery requirement for such security pursuant to any federal, state, local or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act, as a result of such security being a “restricted security” or Borrower being an “affiliate” of the issuer thereof, as such terms are defined in Rule 144); provided that neither (x) the required delivery of a customary assignment, instruction or entitlement order from Borrower, together with any evidence of the corporate or other authority of Borrower nor (y) the Existing Restrictive Condition shall constitute a “Transfer Restriction”.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” and “U.S.” mean the United States of America.

“Utilization Request” means a request, executed by Borrower, substantially in the form of Exhibit B.

“Waiver Letter” means that certain Waiver Letter, dated on or about the date hereof, executed by the Issuer and Borrower.

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Section 1.02.    Other Definitions And Provisions.

(a)       With reference to this Agreement and each other Margin Loan Document, unless otherwise specified herein or in such other Margin Loan Document: (i) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (ii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (v) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (vi) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (vii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (viii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (ix) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (x) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

Section 1.03.    Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Lender notifies Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.04.    References To Agreement And Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including Margin Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Margin Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, the Code, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Interstate Commerce Act, the Trading with the Enemy Act or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.05.    Times Of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

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Article 2
Amounts And Terms Of The Advance

Section 2.01.    The Advance. Subject to the terms and conditions of this Agreement and the other Margin Loan Documents, and in reliance upon the representations and warranties in this Agreement and the other Margin Loan Documents, Lender agrees to make a loan in Dollars to Borrower (the “Advance”), in an amount equal to the Commitment, on the same Business Day on which Borrower delivers the Utilization Request on or after the Closing Date provided that the Lender receives a duly completed Utilization Request prior to noon New York City time on such date, in an amount equal to the Commitment minus the Structuring Fee minus the legal fees of counsel for Lender in the amount of [***].

Section 2.02.    No Reborrowing Of Advance. The Advance, or any portion thereof, once repaid or prepaid may not be reborrowed.

Section 2.03.    Funding Of Advance. Lender shall make the Advance available to Borrower by firstly, deducting the Structuring Fee and the legal fees of counsel for Lender in the amount of [***] and secondly, crediting the excess amount thereof, in immediately available funds, to the Funding Account(s) as specified in the Utilization Request on the same Business Day on which Borrower delivers the Utilization Request on or after the Closing Date provided that the Lender receives a duly completed Utilization Request no later than noon New York City time on such date.

Section 2.04.    Termination Of Facility. If the Closing Date shall not have occurred on or prior to the third Business Day following the Scheduled Closing Date, then this Agreement, the Facility and the Commitment shall terminate and shall cease to have further effect, and the only obligation of the parties hereunder will be an obligation of Borrower to pay the following amounts in the case where all conditions to closing set forth in Article 3 were satisfied and the Closing Date did not occur on the third Business Day following such Scheduled Closing Date for any reason within Borrower’s control: (x) the Make-Whole Amount (with the amount of the Commitment deemed to be the principal amount of the Advance being prepaid in connection with the relevant Prepayment Make-Whole Event and the date of this Agreement deemed to be the relevant prepayment date for purposes of calculating such Make-Whole Amount) and (y) all fees that would have been owed on the Closing Date had it occurred on such third Business Day pursuant to Section 3.01(e) hereof. Once terminated, the Facility may not be reinstated and shall cease to have further effect, except with respect to the provisions that, by their express terms survive the termination of the Facility.

Section 2.05.    Repayment Of Advance. Borrower hereby unconditionally promises to pay to Lender for its account the then unpaid principal amount of the Advance and any other unpaid Total Accrued Loan Amount on the Maturity Date.

Section 2.06.    Interest.

(a)       Borrower shall pay interest on the unpaid principal amount of the Advance, from the Funding Date until such principal amount shall be paid in full, at a rate per annum equal to the Base Rate, payable quarterly in arrears on each Interest Payment Date. The total amount of interest due on each Interest Payment Date shall be computed by Lender on the immediately preceding Business Day.

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(b)       Notwithstanding the foregoing, immediately upon the occurrence and during the continuance of an Event of Default, Lender may, at its option, by notice to Borrower, declare that the Advance and/or any other amount outstanding hereunder shall bear interest at two percent (2%) plus the Base Rate. Interest shall continue to accrue on the Obligations after the filing by or against Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c)       All computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed.

(d)       In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and Lender shall at its option (i) promptly refund to Borrower any interest received by Lender in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that Borrower not pay or contract to pay, and that Lender does not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under Applicable Law.

Section 2.07.    Fees.

(a)        Borrower shall pay a structuring fee (the “Structuring Fee”) to Lender in an amount specified in the Fee and Ratio Letter. The Structuring fee shall be deducted from the Advance. The Structuring Fee shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

(b)       Upon the occurrence of any Prepayment Make-Whole Event, Borrower shall, at the time of the related prepayment or repayment of the Advance, pay to Lender the related Make-Whole Amount.

Section 2.08.    Prepayments Of Advance.

(a)       Borrower may prepay the outstanding principal amount of the Advance, in whole or in part, upon irrevocable notice given to Lender by Borrower not later than 11:00 a.m. on the date ten (10) Business Days prior to the date of any such prepayment; provided that each partial prepayment of the Advance shall be in an aggregate principal amount equal to 10% of the Commitment or a whole multiple of $1,000,000 in excess thereof (or, if less, the then-outstanding principal amount of the Advance). At the time of any such prepayment, Borrower shall also pay to Lender (i) the applicable Make-Whole Amount, if any, payable under Section 2.07(b), (ii) accrued and unpaid interest to the date of such prepayment on the principal amount so prepaid and (iii) any amount due under Section 2.13.

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(b)       Borrower shall prepay all obligations in an aggregate amount equal to the Total Accrued Loan Amount and the Commitment shall terminate on the Business Day immediately following the giving of notice by Lender of the occurrence of a Mandatory Prepayment Event. For the avoidance of doubt, at the time of any such prepayment, Borrower shall also pay to Lender any amount due under Section 2.13(c).

Section 2.09.    Collateral Calls; Release and Deposits.

(a)       If a Collateral Shortfall occurs, Lender may notify Borrower of the occurrence of such Collateral Shortfall (such notice, a “Collateral Call Notice”). If Lender gives a Collateral Call Notice to Borrower, Borrower shall, prior to the Cure Time deposit Acceptable Collateral Assets into the Collateral Account consisting of Cash in such amount necessary to cause the LTV Ratio (determined based on the Market Reference Price as in effect on the date that the Collateral Shortfall occurred) to be less than or equal to the LTV Reset Level. Not later than 9:00 a.m. New York City time on the Business Day immediately following the giving of a Collateral Call Notice, Borrower shall give a notice to Lender (which notice may be given by email) (x) acknowledging Borrower’s receipt of such Collateral Call Notice, (y) confirming that Borrower will cure any Collateral Shortfall prior to the Cure Time and (z) stating the manner in which Borrower will cure such Collateral Shortfall.

(b)       Borrower shall not withdraw any Collateral from the Collateral Account, except that, upon written notice thereof given to Lender at least five (5) Business Days prior to the requested date of the release:

(i)        Borrower shall be permitted to request, and the Lender shall permit, the release of any Cash from the Collateral Account if the LTV Ratio for ten (10) consecutive Scheduled Trading Days immediately prior to such request has been less than or equal to the LTV Release Level and immediately following such release the LTV Ratio shall be less than the LTV Reset Level;

(ii)       Borrower shall be permitted to request, and the Lender shall permit, the release of Collateral Shares for the purpose of settling any Permitted Sale Transaction, as long as such release occurs on a delivery-versus-payment basis against deposit of the proceeds of such Permitted Sale Transaction into the Collateral Account;

(iii)       Borrower shall be permitted to request, and the Lender shall permit, the release of an amount of Ordinary Dividends in the form of Cash in respect of the Collateral Shares paid and deposited into Collateral Account from the Collateral Account if, immediately after the withdrawal of such amount, the aggregate amount of credit balance standing to the credit of the Collateral Account is sufficient to pay accrued interest on the Advance that falls due at the end of the Interest Period immediately falling after the withdrawal date;

(iv)       Borrower shall be permitted to request, and the Lender shall permit, the release of an amount of Extraordinary Dividend in the form of Cash in respect of the Collateral Shares paid and deposited into Collateral Account from the Collateral Account, if (A) such amount to be withdrawn will be used towards voluntary prepayment of the Advance by Borrower and (B) such Extraordinary Dividend does not constitute a Potential Adjustment Event;

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provided that, in each case, no Default, Event of Default, Potential Adjustment Event, Collateral Shortfall or Mandatory Prepayment Event shall have occurred and be continuing immediately prior to, or immediately following, such release.

(c)       On at least one and no more than two Business Days’ notice, Borrower may deposit additional Acceptable Collateral Assets consisting of Cash to the Collateral Account; provided that (x) Borrower may not deposit such additional Cash more than one time on any Business Day, (y) the amount of such deposited Cash as of such Business Day shall not be less than $5,000,000 and (z) if the LTV Ratio (determined based on the Market Reference Price on the previous Business Day) exceeds the LTV Reset Level as of the date of any such deposit, the amount of such deposited Cash shall be sufficient to establish an LTV Ratio that is equal to or less than the LTV Reset Level. Notwithstanding anything to the contrary herein, the calculation of the LTV Ratio shall not give effect to any such deposited Cash until the second Business Day immediately following the date of such deposit.

Section 2.10.    Manner Of Payment. Each payment by Borrower on account of the principal of or interest on the Advance or of any fee, commission or other amounts payable to Lender under this Agreement or any other Margin Loan Document shall be made not later than 1:00 p.m. New York City time on the date specified for payment to Lender in Dollars, in immediately available funds, and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. New York City time on such day shall be deemed a payment on such date for the purposes of Section 7.01, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. New York City time shall be deemed to have been made on the next succeeding Business Day for all purposes. If any payment under this Agreement shall be specified to be made upon a day that is not a Business Day, it shall be made on the next succeeding day that is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

Section 2.11.    Evidence Of Indebtedness.

(a)       The Advance shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Advance and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of Lender, Borrower shall execute and deliver to Lender a promissory note or notes, which shall evidence the Advance in addition to such accounts or records. Lender may attach schedules to any such promissory note and endorse thereon the date, amount and maturity of the Advance and payments with respect thereto.

(b)       In addition to the accounts and records referred to in paragraph (a), Lender shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by Lender of participations in the Advance.

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Section 2.12.    Provisions Relating To LIBOR.

(a)       If for any reason with respect to an Interest Period (i) Lender shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the amount of the Advance, (ii) Lender shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining LIBOR or (iii) Lender shall determine (which determination shall be conclusive and binding absent manifest error) that LIBOR does not adequately and fairly reflect the cost to Lender of making or maintaining the Advance during such Interest Period, then Lender shall promptly give notice thereof to Borrower. Thereafter, until Lender notifies Borrower that such circumstances no longer exist, the Base Rate shall be determined as if LIBOR cannot be determined.

(b)       If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of its Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for Lender (or any of their its Lending Offices) to honor its obligations hereunder to make or maintain the Advance using LIBOR, Lender shall promptly give notice thereof to Borrower.  Thereafter, until Lender notifies Borrower that such circumstances no longer exist, the Base Rate shall be determined as if LIBOR cannot be determined.

Section 2.13.    Indemnity. Borrower hereby indemnifies Lender against any loss, Tax or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Advance or from fees payable to terminate the deposits from which such funds were obtained) that may arise or be attributable to Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain the Advance (a) as a consequence of any failure by Borrower to make any payment when due of any amount due hereunder in connection with the Advance, (b) due to any failure of the Closing Date to occur on the Scheduled Closing Date or (c) due to any payment or prepayment of the Advance on a date other than an Interest Payment Date. The amount of such loss or expense shall be determined by Lender based upon the assumption that Lender funded the Advance in the London interbank market and using any reasonable attribution or averaging methods that Lender reasonably deems appropriate and practical. A certificate of Lender setting forth the basis for determining such amount or amounts necessary to compensate Lender shall be given to Borrower and shall be conclusive absent manifest error.

Section 2.14.    Increased Costs.    (a)       If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, Lender (except any reserve requirement reflected in LIBOR);

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(ii)       subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Advance;

and the result of any of the foregoing shall be to increase the cost to Lender of making, converting to, continuing or maintaining the Advance hereunder (or of maintaining its Commitment) or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount), Borrower shall promptly pay to Lender, such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)       If Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Advance, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time upon written request of Lender, Borrower shall promptly pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)       A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after delivery thereof.

(d)       Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)       All of the obligations of Borrower under this Section 2.14 shall survive termination of the Facility and repayment of all other Obligations hereunder.

Section 2.15.    Taxes.

(a)       For purposes of this Section 2.15, the term “Applicable Law” includes FATCA and the term “Borrower” includes the Borrower acting in any other capacity under any Margin Loan Document.

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(b)       Any and all payments by or on account of any obligation of Borrower under any Margin Loan Document (including, for the avoidance of doubt, any amounts paid or payable in connection with a sale of Collateral upon foreclosure or exercise of remedies under Section 7.02) shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower or any other applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)       Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(d)       Borrower shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender (including, for the avoidance of doubt, any amounts paid or payable in connection with a sale of Collateral upon foreclosure or exercise of remedies under Section 7.02) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(e)       As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.15, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(f)       (i) If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Margin Loan Document, it shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation other than such documentation set forth in Section 2.15(f)(ii) below shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

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(ii)       if a payment made to Lender under any Margin Loan Document would be subject to United States federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(g)       If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)       Each party’s obligations under this Section 2.15 shall survive the assignment of rights by, or the replacement of Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.

(i)        Borrower shall deliver to Lender, at the time or times reasonably requested by Lender, such properly completed and executed documentation as is reasonably requested by Lender in order to permit Lender to exercise its rights under this Agreement and the Debenture in a manner that will avoid, to the extent reasonably possible, or minimize withholding Tax upon a disposition of any Collateral.

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Section 2.16.    Illegality. Notwithstanding any other provision of this Agreement, if Lender shall notify Borrower that any Applicable Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for Lender to perform its obligations to make or maintain the Advance hereunder, the obligation of Lender to make the Advance shall be terminated and the Advance, all interest thereon and all other amounts payable under this Agreement to Lender shall become due and payable either on the next Interest Payment Date, if Lender may lawfully continue to maintain the Advance to such day, or immediately, if Lender may not lawfully continue to maintain the Advance.

Section 2.17.    Extension of Maturity. If written notice is given by Borrower to the Lender by no later than fifteen (15) Business Days prior to the Original Maturity Date and no earlier than one (1) month prior to the Original Maturity Date confirming that it seeks to extend the Original Maturity Date to the Extended Maturity Date, then the Lender shall no later than five (5) Business Days prior to the Original Maturity Date inform the Borrower of its decision. Upon the written consent from Lender that Lender agrees to extend the Original Maturity Date to the Extended Maturity Date, the Maturity Date shall become the Extended Maturity Date so long as:

(a)       the LTV Ratio in respect of each of the ten (10) Scheduled Trading Days falling immediately prior to the Original Maturity Date is equal to or less than the Initial LTV Ratio;

(b)       the LTV Ratio on the Original Maturity Date is equal to or less than the Initial LTV Ratio; and

(c)       no Event of Default, Potential Adjustment Event or Mandatory Prepayment Event has occurred and is continuing on the Original Maturity Date.

Article 3
Conditions Of Closing

Section 3.01.    Conditions to Closing. The obligation of Lender to make the Advance is subject to the satisfaction of each of the following conditions:

(a)       This Agreement, the Debenture and each other Margin Loan Document shall have been duly authorized, executed and delivered to Lender by the other parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

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(b)       Lender shall have received each of the following in form and substance reasonably satisfactory to Lender:

(i)       closing certificates including (1) a certificate from a Responsible Officer of Borrower to the effect that (A) all representations and warranties of Borrower contained in this Agreement and the other Margin Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) Borrower is not in violation of any of the covenants contained in this Agreement and the other Margin Loan Documents; (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (D) as of the date hereof, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and (E) Borrower has satisfied each of the conditions set forth in this Section 3.01; (2) a certificate of a Responsible Officer of Borrower certifying as to the incumbency and genuineness of the signature of each officer of Borrower executing Margin Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of Borrower and all amendments thereto and the statutory registers of Borrower, each, certified as of a recent date by a Responsible Officer of Borrower , (B) the bylaws or other governing document of Borrower as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of Borrower authorizing and approving the Transactions and the execution, delivery and performance of this Agreement and the other Margin Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to clause (3) of this sentence; and (3) a certificate as of a recent date of the good standing of Borrower under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable;

(ii)       (A) Hong Kong law opinion and New York law opinion of Wilson Sonsini Goodrick & Rosati, counsel to Borrower; (B) Cayman Islands law opinion of Walkers, counsel to the Lender; and (C) English law opinion of Cleary Gottlieb Steen & Hamilton LLP, counsel to the Lender, each addressed to Lender with respect to Borrower, the Margin Loan Documents and such other matters as Lender shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of Lender);

(iii)       a certificate of Borrower and certified as accurate by a Responsible Officer of Borrower, that after giving effect to the Transactions, Borrower is Solvent;

(iv)       FRB Form U-1 completed to satisfaction of Lender and duly executed by Borrower;

(v)       a certificate of a Responsible Officer of Borrower certifying the audited financial statements of the Borrower and its Subsidiaries for the year ended December 31, 2017 to be attached to be a true, correct and complete copy thereof (the “Borrower Financial Statements”);

(vi)       evidence that Borrower has duly appointed (A) a process agent in New York City to accept such service of any and all writs, process and summonses for any action arising out of this Agreement or any other Margin Loan Document which are governed by New York law; and (B) a process agent in England to accept such service of any and all writs, process and summonses for any action arising out of this Agreement or any other Margin Loan Document which are governed by English law; and

(viii)      a Waiver Letter.

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(c)       There shall be sufficient Perfected Collateral in the Collateral Account such that, after giving effect to the Advance, the LTV Ratio as of the Closing Date shall be equal to or less than the Initial LTV Ratio.

(d)       The Collateral Account shall have been established by Borrower, and the Initial Collateral Shares shall have been credited to the Collateral Account by book-entry transfer through DTC, as depositary and shall be Perfected Collateral.

(e)       All documented fees and expenses required to be paid under the Margin Loan Documents on or before the Closing Date, including counsel fees invoiced prior to the Closing Date, shall have been paid.

(f)       The representations and warranties contained in this Agreement and the other Margin Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of the Closing Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(g)       No Default, Event of Default, Mandatory Prepayment Event or Potential Adjustment Event shall have occurred and be continuing or would result from the Advance or from the application of the proceeds therefrom.

Article 4
Representations And Warranties Of Borrower

To induce Lender to enter into this Agreement and to make the Advance, Borrower hereby represents and warrants to Lender both before and after giving effect to the Transactions, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 3.01, that:

Section 4.01.    Organization; Power; Qualification. Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted. All licenses, permits, approvals, concessions or other authorizations necessary for (i) the consummation of the Transactions and (ii) the conduct of the business of Borrower, have been duly obtained and are in full force and effect.

Section 4.02.    Authorization; Enforceability. Borrower has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of each of the Margin Loan Documents in accordance with their respective terms. Each of the Margin Loan Documents has been duly executed and delivered by the duly authorized officers of Borrower, and each such document constitutes the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

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Section 4.03.    Compliance Of Agreement With Laws, Etc.. The execution, delivery and performance by Borrower of the Margin Loan Documents in accordance with their respective terms and the Transactions, do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to Borrower, (b) conflict with, result in a breach of or constitute a default under the Organization Documents of Borrower, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which Borrower is a party or by which any of its properties may be bound or any Governmental Approval relating to Borrower, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by Borrower other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, other than filings under the UCC.

Section 4.04.    Compliance With Law; Governmental Approvals. Borrower (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law.

Section 4.05.    Tax Returns And Payments. Borrower has timely filed or caused to be filed all federal, state, local and other material tax returns required by applicable law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of Borrower; provided that the contest, if adversely determined, would not subject the Collateral to forfeiture or loss. There is no proposed tax assessment against Borrower that could reasonably be expected to subject the Collateral to forfeiture or loss or otherwise be material. Borrower is treated as a corporation for U.S. federal income tax purposes. Borrower is not a resident for tax purposes of any jurisdiction and is not subject to any income or other material Tax in any jurisdiction, in each case other than the Cayman Islands. No withholding Tax or Other Tax imposed by any Governmental Authority will arise from any payment made under, the execution, delivery, performance, enforcement (including any Tax required to be withheld on proceeds of the sale of the Collateral) or registration of, the receipt or perfection of a security interest under, or otherwise with respect to, any Margin Loan Document save that Cayman Islands stamp duty will be payable on any Margin Loan Document that is executed in or brought into or produced before a court of the Cayman Islands. To the knowledge of Borrower, Issuer (x) is treated as a corporation for U.S. federal income tax purposes, (y) currently is not, has not been at any time within the last five years, and is not expected to become in any subsequent taxable year, a “United States real property holding corporation” as defined in Section 897 of the Code and (z) currently is not and is not expected to become in any subsequent taxable year a resident for tax purposes of any jurisdiction other than the Cayman Islands.

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Section 4.06.    Government Regulation. Borrower is not required to register as an “investment company” (as such term is defined or used in the Investment Company Act) and Borrower is not, and after giving effect to the Facility will not be, subject to regulation under the Interstate Commerce Act, or any other Applicable Law that limits its ability to incur or consummate the Transactions.

Section 4.07.    Material Contracts. Borrower is not in default under any provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement or instrument to which Borrower is a party or by which Borrower or any of its properties or assets is bound that could reasonably be expected to result in a Material Adverse Effect.

Section 4.08.    Financial Condition. The Borrower Financial Statements delivered pursuant to Section 3.01 give a true and fair view of (i) the consolidated financial position of Borrower and its Subsidiaries as at December 31, 2017, and (ii) the consolidated financial performance and cashflows of the Borrower and its Subsidiaries for the year ended December 31, 2017.

Section 4.09.    No Material Adverse Change. Since the date on which Borrower last publicly filed its financial statements, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of Borrower and no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

Section 4.10.    Solvency. Borrower is Solvent after giving effect to the Transactions.

Section 4.11.    Litigation. Except as disclosed in the Borrower Financial Statements, there are no actions, suits or proceedings pending nor, to the knowledge of Borrower, threatened against or in any other way relating adversely to or affecting Borrower or any of its properties in any court or before any arbitrator of any kind or before or by any Governmental Authority (i) that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.

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Section 4.12.    Anti-Terrorism; Anti-Money Laundering. Neither Borrower, its Subsidiaries nor any director, officer, employee, agent or Affiliate of the Borrower or its Subsidiaries is (i) an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or a Sanctioned Person; (ii) in violation of, has violated, conspired to violate, or aided and abetted the violation of (A) the Trading with the Enemy Act, (B) any Sanctions, (C) any Anti-Corruption Laws, or (D) the PATRIOT Act or any other money laundering or financial recordkeeping Applicable Law (collectively, (A) – (D) are the “Anti-Terrorism Laws”); or (iii) a Sanctioned Person. None of the Borrower or its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent, Affiliate, or other person acting on behalf of the Borrower or its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment to any employee or official or a Governmental Authority, candidate for political office, political party, or political party official or employee; or (iii) taken an act in furtherance of any unlawful bribe or kickback or other material unlawful payment. The Borrower and its Subsidiaries have and will continue to implement, maintain and enforce policies, procedures and internal controls reasonably designed to promote and ensure compliance with all Anti-Terrorism Laws.

Section 4.13.    Disclosure. Borrower has disclosed to Lender (i) all agreements, instruments and corporate or other restrictions to which Borrower or, to the best knowledge of the Borrower, any of its Affiliates is subject that purport to restrict (x) the ability of Borrower to incur indebtedness or liens or take any other actions, or engage in any other transactions, of the type contemplated by the Margin Loan Documents or (y) the Collateral Shares and (ii) all matters known to Borrower (including any agreements, instruments and other restrictions to which it or any of its Affiliates is subject), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of Borrower to Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.14.    Trading And Other Restrictions.

(a)       Borrower owns all of its assets (including the Collateral) free and clear of Liens, other than Permitted Liens. Borrower has not made nor consented to, nor is aware of, any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of the foregoing including the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Liens granted to Lender under the Margin Loan Documents.

(b)       The Shares credited to the Collateral Account are Acceptable Collateral Assets.

Section 4.15.    Material Nonpublic Information. As of the date hereof and the Closing Date, Borrower and its Affiliates are not in possession of any Material Nonpublic Information with respect to Issuer, the Shares or Borrower (to the extent such information regarding Borrower is material to Issuer or the Shares).

Section 4.16.    Restricted Transactions. As of the Closing Date, none of Borrower and, to the best knowledge of the Borrower, its Affiliates (and other than Mr. Marc Chan or any entity through which Mr. Marc Chan hold Shares) is, or shall be, a party to any Restricted Transactions.

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Section 4.17.    Ownership Of Shares. As of the Closing Date, immediately prior to the losing of the transactions under the SPA, Borrower owns directly 5,521,000 Shares.

Section 4.18.    Holding Period. Borrower’s “holding period” under Rule 144 for the Shares began at least eight (8) months prior to the date the Shares are pledged and Borrower paid the full purchase price of the Shares.

Section 4.19.    No Sovereign Immunity. Neither Borrower nor any of its assets or properties has any right of immunity on the grounds of sovereignty from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Applicable Law of any jurisdiction.

Section 4.20.    Purpose. All of the proceeds of the Advance will be used by Borrower or its Affiliates for the purpose of (i) payment of consideration required to be paid by the Borrower pursuant to a share purchase agreement entered into by the Borrower (the “SPA”), dated as of August 24, 2018 in connection with the purchase of 800,000 Shares; (ii) payment of all fees, costs and expenses in connection with the Margin Loan Documents; and (iii) to the extent that, after the application of proceeds the Advance towards the purposes referred to in paragraphs (i) and (ii) above, there is any excess, the payment of consideration for the purpose of the purchase of additional Shares. Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement, and neither the liability of Borrower, nor any Collateral created by Borrower under the Margin Loan Documents will be affected by the purpose to which Borrower applies any amounts borrowed by it under this Agreement.

Article 5
Affirmative Covenants

Until all of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or accrued) have been paid and satisfied in full in cash and the Commitments terminated:

Section 5.01.    Financial Information. Borrower will furnish to Lender or cause to be furnished to Lender (i) within 120 days after the end of its financial years, a copy of audited consolidated financial statements of the Borrower and its Subsidiaries; (ii) within 90 days after the end of the first half of each of its financial years, a copy of unaudited consolidated financial statements of the Borrower and its Subsidiaries; (iii) a certificate of a Responsible Officer of Borrower to be delivered together with the financial statements under this paragraph certifying (A) the financial statements is a true, correct and complete copy thereof and give a true and fair view of the consolidated assets, liabilities and financial position of Borrower and its Subsidiaries as at such dates; and (B) stating whether such officer knows of any Default or Mandatory Prepayment Event that has occurred and is continuing;

Section 5.02.    Notice Of Litigation And Other Matters. Borrower will promptly (but in no event later than three (3) days after any Responsible Officer of Borrower obtains knowledge thereof) notify Lender in writing of:

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(a)       the occurrence of any Default or Event of Default or the occurrence of, or any pending event or transaction that, if consummated, completed or effected would constitute, a Potential Adjustment Event or Mandatory Prepayment Event;

(b)       the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving Borrower or any of its properties, assets or businesses, which might reasonably be expected to have a Material Adverse Effect;

(c)       any notice of any violation received by Borrower from any Governmental Authority, which might reasonably be expected to have a Material Adverse Effect;

(d)       the imposition of any Transfer Restriction or Restrictive Condition on any of the Collateral, or any transaction or event that, if consummated, effected or completed, would reasonably be expected to result in any such imposition;

(e)       the existence of any Lien (other than Permitted Liens) or the making or assertion of any claim against any of the Collateral;

(f)       the public disclosure, as required by the Exchange Act, of acquisition by Borrower or any Subsidiary thereof of any Shares within the same day the disclosure is made; and

(g)       any attachment, judgment, lien, levy or order exceeding the Threshold Amount that may be assessed against or threatened against Borrower.

Each notice pursuant to this Section 5.02 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth the details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to this Section 5.02 shall describe with particularity any and all provisions of this Agreement and any other Margin Loan Document that have been breached.

Section 5.03.    Preservation Of Corporate Existence And Related Matters. Borrower will preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to enable it to perform its obligations under the Margin Loan Documents. Borrower will qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which its business is conducted except where failure to so could not reasonably be expected to have a Material Adverse Effect.

Section 5.04.    Payment Of Taxes And Other Obligations. Borrower will pay and perform (a) all Taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property and (b) all other Indebtedness, obligations and liabilities in accordance with customary trade practices; provided that Borrower may contest any item described in paragraph (a) of this Section 5.04 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

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Section 5.05.    Compliance With Laws And Approvals. Borrower will (a) observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) comply with its Organization Documents (as in effect on the date hereof, subject to any amendments thereto in accordance with Section 6.07) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.06.    Provision Of Public Information. Notwithstanding anything to the contrary in the Margin Loan Documents, Borrower and its Subsidiaries shall not provide Lender with any Material Nonpublic Information in any document or notice required to be delivered pursuant to this Agreement or communication in connection with this Agreement (each a “Communication”). Borrower agrees that if Lender or any of its Affiliates receives from Borrower or an Affiliate of Borrower any Material Nonpublic Information at any time, Lender or such Affiliate of Lender may disclose such Material Nonpublic Information publicly, to any potential purchaser of the Collateral or to any other Person.

Section 5.07.    Compliance With Exchange Act and the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited Requirements. Borrower and its Affiliates shall promptly comply with their respective reporting and/or approval (as applicable) obligations under Sections 13 and, if applicable, 16 of the Exchange Act and the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited in respect of the Transactions. Borrower shall give prior notice to Lender of any filing of or relating to the Margin Loan Documents and provide Lender with a copy of any report or filing promptly upon filing thereof, and shall comply with any reasonable request of Lender to seek confidential treatment of any information therein that Lender considers proprietary or sensitive business information.

Section 5.08.    Change of business. Borrower shall procure that no substantial or material adverse change is made to the general nature of business of the Borrower from that carried on at the date of this Agreement.

Section 5.09.    Further Assurances. Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which Lender may reasonably request, to effectuate the Transactions or to grant, preserve, protect or perfect the Liens created or intended to be created by the Debenture or the validity or priority of any such Lien, all at the expense of Borrower. Borrower also agrees to provide to Lender, from time to time upon the reasonable request by Lender, evidence reasonably satisfactory to Lender as to the perfection and priority of the Liens created or intended to be created by the Debenture.

Section 5.10.    Books And Records. Borrower shall keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to the Transaction and the Shares.

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Section 5.11.    Filing with the Hong Kong Companies Registry. Borrower shall promptly after execution of this Agreement, and in any event within 30 Business Days of the date of this Agreement, deliver or procure to be delivered to Hong Kong Companies Registry form NM2 (Notification of Payment/ Satisfaction of Debt, Release from Charge, etc.) together with the instrument, in form reasonably satisfactory to the Lender and acceptable to Hong Kong Companies Registry, evidencing the payment, satisfaction release or cessation of (i) a charge over deposits dated December 24, 2013 between Borrower and China Merchants Bank Co. Ltd. and (ii) a security agreement dated December 16, 2014 between Borrower and Bank Morgan Stanley AG and Morgan Stanley & Co. International plc. Borrower further undertakes to procure completion of registration of such forms NM2 and instruments within two months of the date of this Agreement.

Section 5.12.    Proceeds of Any Sales of Shares. Borrower shall, promptly after selling any Shares (including, for the avoidance of doubt, any Collateral Shares), use the proceeds of any such sale to prepay the outstanding principal amount of the Advance, in whole or in part.

Article 6
Negative Covenants

Until all of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or accrued) have been paid and satisfied in full in cash and the Commitments terminated:

Section 6.01.    Restricted Transaction. Borrower and its Subsidiaries shall not enter into, or agree to enter into, any Restricted Transaction, except with the express written consent of Lender. Borrower shall not sell (i) any Collateral Share other than in accordance with Section 2.09(b)(ii) and Section 5.12 or (ii) any other Share other than in accordance with Section 5.12.

Section 6.02.    Liens. Borrower and its Subsidiaries shall not create, incur, assume or suffer to exist any Lien upon the Shares, except for Permitted Liens.

Section 6.03.    Indebtedness. Borrower shall not, and shall procure that its Subsidiaries shall not, create, incur, assume or suffer to exist any Indebtedness relating to Shares, other than the Obligations, without the prior written consent of the Lender.

Section 6.04.    Restriction on Purchasing Additional Shares. Other than the purchase of 800,000 Shares under the SPA, neither Borrower or its Subsidiaries shall, directly or indirectly, purchase any Shares or enter into any Hedge Agreement, swap (including by means of a physical- or cash-settled derivative or otherwise) or other indirect purchase of Shares or long economic exposure thereto; provided that Borrower or its Subsidiaries may purchase Shares for cash so long as (i) such purchase is effected at arms’ length, (ii) on the relevant purchase date immediately prior to such purchase, no Default, Event of Default, Mandatory Prepayment Event, Collateral Call or Potential Adjustment Event as to which no adjustment has been made shall have occurred and be continuing and (iii) if such disclosure is required to be made by the Exchange Act, the Lender shall have received notice of such purchase within the same day of such disclosure.

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Section 6.05.    Restricted Payments. Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments with respect to Borrower, or incur any obligation to do so, unless (i) no Default, Event of Default, Mandatory Prepayment Event, Potential Adjustment Event or Collateral Shortfall shall have occurred and be continuing or would result therefrom, (ii) the property or assets to be delivered by Borrower pursuant to such Restricted Payment do not constitute Collateral and (iii) such Restricted Payment could not reasonably be expected to result in a Material Adverse Effect.

Section 6.06.    Fundamental Changes. Borrower shall not (a) change its capital structure; or (b) engage in any merger, consolidation, amalgamation or similar transaction, or any sale or other disposition of all or substantially all of its assets, except, in each case, where such change could not reasonably be expected to have a Material Adverse Effect.

Section 6.07.    No Amendment Of Organization Documents. Borrower shall not consent to any amendment, supplement or other modification of any of the terms or provisions of its Organization Documents except where such amendment, supplement or other modification could not reasonably be expected to have a Material Adverse Effect.

Section 6.08.    Transactions With Affiliates. Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) contributions of Acceptable Collateral Assets as capital from the holder(s) of Borrower’s Equity Interests to Borrower; (b) Restricted Payments permitted under Section 6.05 or (c) arising in the ordinary course of business.

Section 6.09. No Impairment Of Collateral Shares. Borrower and its Affiliates shall not take any action that would impair Lender’s security interest in the Collateral Shares or Lender’s remedies under the Margin Loan Documents.

Section 6.10.    Investment Company. Borrower shall not become required to register as an “investment company”, as such term is defined in the Investment Company Act.

Section 6.11.    Anti-Corruption Laws And Sanctions. No part of the proceeds of the Advance hereunder will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a person located, organized or resident in a Sanctioned Country, or in any other manner that will result in any violation by any Person of any Anti-Terrorism Laws or Sanctions.

Section 6.12.    Tax Status. Borrower shall not, and to the extent within Borrower’s control shall not permit the Issuer to, (a) change its tax status as a corporation for U.S. federal income tax purposes, (b) change the jurisdiction of its organization or (c) become a resident for tax purposes of, or become subject to income or any other material Tax in, any jurisdiction other than the Cayman Islands.

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Article 7
Default And Remedies

Section 7.01.    Events Of Default. Each of the following shall constitute an “Event of Default”:

(a)       Borrower shall default in any payment of principal on the Advance when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)       Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on the Advance or of any other Obligation, and such default shall continue for a period of two (2) Business Days.

(c)       A Collateral Shortfall shall occur and not be cured prior to the applicable Cure Time or failure to give a notice within such time and satisfying the other requirements of such notice, in each case as set forth in Section 2.09(a).

(d)       Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower in this Agreement, in any other Margin Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower in this Agreement, any other Margin Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading when made or deemed made.

(e)       Borrower shall (i) default in the performance or observance of any covenant or agreement contained in Section 5.02(a) or Article 6 or (ii) default in the performance or observance of any other term, covenant, condition or agreement contained in this Agreement or any other Margin Loan Document and, in the case of this clause (ii) only, such default shall continue for a period of ten (10) Business Days after the earlier of (i) Lender’s giving of written notice thereof to Borrower and (ii) a Responsible Officer of Borrower having obtained knowledge thereof.

(f)       (i) Borrower or the holder(s) of its Equity Interests or any Affiliate of the foregoing shall commence a voluntary case with respect to Borrower under any Debtor Relief Laws, (ii) Borrower or the holder(s) of its Equity Interests or any Affiliate of the foregoing shall file a petition on behalf of Borrower seeking to take advantage of any Debtor Relief Laws, (iii) Borrower or the holder(s) of its Equity Interests or any Affiliate of the foregoing shall consent to or fail to contest in a timely and appropriate manner any petition filed against Borrower in an involuntary case under any Debtor Relief Laws, (iv) Borrower or the holder(s) of its Equity Interests or any Affiliate of the foregoing shall apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of Borrower or of a substantial part of its property, domestic or foreign, (v) Borrower shall admit in writing its inability to pay its debts as they become due, (vi) Borrower shall make a general assignment for the benefit of creditors, or (vii) Borrower or the holder(s) of its Equity Interests or any Affiliate of the foregoing shall take any corporate action for the purpose of authorizing any of the foregoing.

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(g)       A case or other proceeding shall be commenced against Borrower in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for Borrower or for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of fifteen (15) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(h)       Any provision of this Agreement or any provision of any other Margin Loan Document shall for any reason cease to be valid and binding on Borrower or Borrower shall so state in writing, or any Margin Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(i)       A judgment or order for the payment of money or delivery of Shares of other assets of the Borrower that causes the aggregate amount of all such judgments or orders or aggregate value of the Shares or other assets of the Borrower subject to the judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against Borrower by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of fifteen (15) consecutive days after the entry thereof; provided that the amount of any judgment or order existing on the date hereof, or to be entered after the date hereof in connection with any litigation or dispute existing on the date hereof, in each case disclosed in Borrower Financial Statements, shall not be included in the calculation of the aggregate amount of judgments, orders or value pursuant to the immediately preceding sentence.

(j)       A Regulatory Event shall have occurred.

(k)       Any event, condition or transaction shall have occurred or be announced that results in or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect.

(l)       The occurrence or existence of a default, event of default or other similar condition or event (however described) in respect of Borrower under one or more agreements or instruments relating to Specified Indebtedness of Borrower where the aggregate principal amount of such agreements or instruments, either alone or together, is not less than [***] which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments before it would otherwise have been due and payable.

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Section 7.02.    Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, by notice to Borrower:

(a)       terminate the Commitment and declare the principal of and interest on the Advance at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the other Margin Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower, anything in this Agreement or the other Margin Loan Documents to the contrary notwithstanding, and terminate the Facility and any right of Borrower to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 7.01(f) or (g), the Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower, anything in this Agreement or in any other Margin Loan Document to the contrary notwithstanding; and

(b)       exercise all of its other rights and remedies under this Agreement, the other Margin Loan Documents and Applicable Law, in order to satisfy all of the secured Obligations.

Section 7.03.    Rights And Remedies Cumulative; Non-Waiver; Etc.

(a)       The enumeration of the rights and remedies of Lender set forth in this Agreement is not intended to be exhaustive and the exercise by Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Margin Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between Borrower and Lender or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Margin Loan Documents or to constitute a waiver of any Event of Default.

(b)       Notwithstanding anything to the contrary contained herein or in any other Margin Loan Document, the authority to enforce rights and remedies hereunder and under the other Margin Loan Documents against Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Lender.

(c)       The Advance is made with full recourse to Borrower and constitutes direct, general, unconditional and unsubordinated Indebtedness of Borrower.

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Article 8
Miscellaneous

Section 8.01.    Notices; Effectiveness; Electronic Communications.

(a)       Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered (i) by hand or overnight courier service, mailed by certified or registered mail or by facsimile or (ii) by electronic mail, as follows:

(i)       if to Borrower:

Attention of: Ding Lingyan
Telephone No.: +86 185 1062 7779
Facsimile No.: +86 010 8478 3657
E-mail: dinglingyan@pwmectech.com

(ii)       if to Lender or Calculation Agent:

MORGAN STANLEY BANK, N.A.
c/o Morgan Stanley Asia Limited,

Level 46, International Commerce Centre,

1 Austin Road West

Kowloon, Hong Kong
Attention of: Tripp Williams, Sunny Cui, Saurabh Dinakar, Yang Liu, Elaine Xia, Global Capital Markets
Telephone No.: +852 3963 0262, +852 3963 4079
Facsimile No.: +852 3748 1119
E-mail: margin_loan_notices@morganstanley.com,

nycd@morganstanley.com,

Saurabh.Dinakar@morganstanley.com,

Yang.Liu1@morganstanley.com,

Elaine.Xia@morganstanley.com,

marginloansupport@morganstanley.com,

asiaced@morganstanley.com, HK.Coll1@morganstanley.com,

hkcmdmgr@morganstanley.com, loanopshk@morganstanley.com

With copies to:

MORGAN STANLEY & CO. INTERNATIONAL PLC
c/o Morgan Stanley Asia Limited,

Level 46, International Commerce Centre,

1 Austin Road West

Kowloon, Hong Kong
Attention of: Tripp Williams, Sunny Cui, Saurabh Dinakar, Yang Liu, Elaine Xia, Global Capital Markets
Telephone No.: +852 3963 0262, +852 3963 4079
Facsimile No.: +852 3748 1119
E-mail: margin_loan_notices@morganstanley.com,

nycd@morganstanley.com,

Saurabh.Dinakar@morganstanley.com,

Yang.Liu1@morganstanley.com,

Elaine.Xia@morganstanley.com,

marginloansupport@morganstanley.com,

asiaced@morganstanley.com, HK.Coll1@morganstanley.com,

hkcmdmgr@morganstanley.com, loanopshk@morganstanley.com

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Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that (x) other than for a Collateral Call Notice, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day (which for the avoidance of doubt, shall mean a Business Day as described in clause (a) of the definition thereof) and (y) for a Collateral Call Notice, if not given by 11:59 pm New York City time on a Scheduled Trading Day, shall be deemed to have been given at the opening of business New York City time of the next Scheduled Trading Day). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)       (i) Notices and other communications sent to an email address shall be deemed to have been given when sent absent receipt of a failure to deliver notice, provided that (x) other than in the case of a Collateral Call Notice, if such notice or other communication is not sent during the normal business hours of the recipient, such communication shall be deemed to have been sent at the opening of business on the next Business Day (which for the avoidance of doubt, shall mean a Business Day as described in clause (a) of the definition thereof), or (y) in the case of a Collateral Call Notice, if such notice or other communication is not sent by 11:59 pm New York City time on any Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business New York City time on the next Scheduled Trading Day and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)       Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)       Lender and Calculation Agent shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower. Borrower shall indemnify Lender and Calculation Agent and their Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Lender or Calculation Agent may be recorded by Lender or Calculation Agent, and each of the parties hereto hereby consents to such recording.

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(e)          Borrower hereby agrees that service of all writs, process and summonses in any suit, action or proceeding brought under any Margin Loan Document may be made upon Law Debenture Corporate Services Inc., presently located at 801 2nd Avenue, Suite 403, New York, NY 10017(the “New York Process Agent”) or Law Debenture Corporate Services Limited, presently located at Fifth Floor, 100 Wood Street, London EC2V 7EX (the “English Process Agent” and together with the New York Process Agent, the “Process Agents”), as applicable, and Borrower hereby confirms and agrees that the Process Agents have been duly and irrevocably appointed as its agents and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agents to give any notice of any such service of process to Borrower shall not impair or affect the validity of such service or of any judgment based thereon. Borrower hereby further irrevocably consents to the service of process in any suit, action or proceeding in the manner provided in Section 8.06(d).

Section 8.02.    Amendments, Etc.; Adjustments.

(a)          Neither this Agreement nor any other Margin Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and Lender, or (ii) in the case of any other Margin Loan Document, pursuant to an agreement or agreements in writing entered into by Lender and Borrower.

(b)          Notwithstanding anything to the contrary herein, upon the occurrence of any Adjustment Trigger Date, Calculation Agent may (i) adjust one or more terms of the Facility as Calculation Agent determines appropriate to account for the economic effect of the related Potential Adjustment Event on the Facility, including, but not limited to, (x) the number of Shares required to be pledged under the Debenture, (y) the price of a Share at any time on the relevant day or (z) the definition of Stock Price Event; and (ii) determine the effective time of such adjustment or adjustments (which may take into account, among other factors, volatility, expected dividends, stock loan rate, free float or liquidity of the Shares or the credit profile of Issuer). Any such adjustments shall be binding on all parties to the Margin Loan Documents upon the giving of notice thereof by Calculation Agent and the parties shall promptly enter into such documentation reasonably requested by Calculation Agent to evidence such adjustments. For all purposes of this Agreement, a Potential Adjustment Event shall be deemed to have occurred and be continuing during the period commencing on the occurrence of any Adjustment Trigger Date with respect thereto and ending upon the notification by the Calculation Agent to Borrower of the relevant adjustment or the Calculation Agent’s determination that no such adjustment is necessary.

Section 8.03.    Expenses; Indemnity.

(a)          Borrower shall pay (i) all reasonable out of pocket expenses incurred by Lender and its Affiliates (including (x) all Taxes and (y) reasonable fees, charges and disbursements of counsel for Lender subject to a maximum cap of [***]), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Lender, in connection with the Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Margin Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated) and (ii) all out of pocket expenses incurred by Lender, Calculation Agent or Custodian (including the fees, charges and disbursements of any counsel for Lender, Calculation Agent or Custodian), and shall pay all fees and time charges for attorneys who may be employees of Lender, Calculation Agent or Custodian, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Margin Loan Documents, including its rights under this Section 8.03, or (B) in connection with the Advance made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of the Advance.

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(b)          Borrower shall indemnify Lender, Calculation Agent or Custodian, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless, each Indemnitee from, and shall pay or reimburse any such Indemnitee for, all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Margin Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any exercise of remedies under any Margin Loan Document or Applicable Law, (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower and regardless of whether any Indemnitee is a party thereto, or (iii) any claim, investigation, litigation or other proceeding (whether or not Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Advance, this Agreement, any other Margin Loan Document, or any documents contemplated by or referred to herein or therein or the Transactions, including without limitation, reasonable attorneys and consultant’s fees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Margin Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Margin Loan Document or any agreement or instrument contemplated hereby, the Transactions, the Advance or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Margin Loan Documents or the Transactions.

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(d)          After (x) the occurrence of an Event of Default and (y) (A) acceleration of the Obligations or (B) termination of Lender’s Commitment, Borrower shall pay, on demand, Lender’s costs, charges, fees, expenses, Taxes or duties of any kind (including, for these purposes, a reduction in rebate received by Lender in respect of its own borrowing of securities) in connection with its (i) Advance or (ii) acquisition, establishment, re-establishment, substitution, maintenance, unwinding or disposition of, or realization or recovery of the proceeds of, or any part thereof, any transaction(s), position(s) or asset(s) that Lender deems necessary (in its sole discretion) to hedge the market risk of the Collateral, with respect to each hedge entered into after the occurrence of an Event of Default that has not been waived or deemed not to occur pursuant to the last sentence of Section 7.01, in each case regardless of whether such funding is obtained from third parties, an Affiliate of Lender or Lender’s internal sources. Borrower’s obligation under this paragraph (d) shall survive termination of the Facility and payment in full of all other Obligations. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be responsible for any costs, charges, fees, expenses, Taxes or duties of any kind related to any hedging activities of Lender in connection with this Facility other than as set forth in this Section 8.03(d).

(e)          All amounts due under this Section 8.03 shall be payable promptly after demand therefor.

(f)          Each party’s obligations under this Section 8.03 shall survive the termination of the Margin Loan Documents and payment of the Obligations hereunder.

Section 8.04.    Right Of Setoff. If an Event of Default shall have occurred and be continuing, Lender, Custodian and each of their respective Affiliates (each, a “Set-off Party”) is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Set-off Party to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Margin Loan Document to such Set-off Party, irrespective of whether or not the relevant Set-off Party shall have made any demand under the Margin Loan Documents and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Set-off Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Set-off Party under this Section 8.04 are in addition to other rights and remedies (including other rights of setoff) that such Set-off Party may have. Lender agrees to notify Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.05.    Calculation Agent. Lender hereby appoints Morgan Stanley & Co. International plc as Calculation Agent hereunder to take such actions on its behalf and to exercise such powers as are delegated to such agent by the terms of this Agreement, together with such actions and powers as are reasonably related thereto to the extent permitted by applicable law. Morgan Stanley & Co. International plc hereby accepts and agrees to such appointment. Calculations, adjustments and determinations made by Calculation Agent shall be made in good faith and in a commercially reasonable manner and shall be conclusive absent manifest error.

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Section 8.06.    Governing Law; Submission To Jurisdiction.

(a)          This Agreement and the other Margin Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Margin Loan Document (except, as to any other Margin Loan Document, as expressly set forth therein) and the Transactions shall be governed by, and construed in accordance with, the law of the State of New York.

(b)          Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Lender, Calculation Agent, or any Related Party of the foregoing in any way relating to this Agreement or any other Margin Loan Document or the Transactions, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Margin Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Margin Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c)          Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Margin Loan Document in any court referred to in paragraph (b) of this Section 8.05. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.01(a). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 8.07.    Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this agreement or any other margin loan document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and consent and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement and the other margin loan documentation by, among other things, the mutual waivers and certifications in this section.

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Section 8.08.    Reversal Of Payments. To the extent Borrower makes a payment or payments to Lender or Lender receives any payment or proceeds of the Collateral, which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by Lender.

Section 8.09.    Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Lender. Therefore, Borrower agrees that Lender, at its option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 8.10.         Successors And Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Margin Loan Document without the prior written consent of Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement. Lender may, without the consent of Borrower, assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Advance) provided that such assignee agrees to be bound by the terms of the Waiver Letter. Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of Lender under this Agreement, and Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of Lender’s rights and obligations under this Agreement, Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, Section 2.14, Section 2.15 and Section 8.03). Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders.

(b)          Lender may, without the consent of Borrower, sell participations to one or more banks or other entities (other than Borrower of any of its Affiliates) (a “Participant”) in all or a portion of Lender’s rights and obligations under this Agreement and the other Margin Loan Documents (including all or a portion of the Advance); provided that (i) Lender’s obligations under the Margin Loan Documents shall remain unchanged, (ii) Lender shall remain solely responsible to Borrower for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. Subject to paragraph (c) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13, Section 2.14, Section 2.15 and Section 8.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section.

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(c)          A Participant shall not be entitled to receive any greater payment under Section 2.14 and Section 2.15 than Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent or except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d)          If Lender sells a participation it shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Advances or other obligations under the Margin Loan Documents (the “Participant Register”); provided that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Margin Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 1.871-14(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)          Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

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Section 8.11.    Treatment Of Certain Information; Confidentiality. Subject to Section 5.06, Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or regulations or in any legal, judicial, administrative or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Margin Loan Document, or any action or proceeding relating to this Agreement or any other Margin Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding Borrower, the Advance and the Margin Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) with the consent of Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.11 or (y) becomes available to Lender or any of its Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to Borrower, (j) to governmental regulatory authorities in connection with any regulatory examination of Lender or Calculation Agent or in accordance with Lender’s or Calculation Agent’s regulatory compliance policy if Lender or Calculation Agent deems necessary for the mitigation of claims by those authorities against Lender or Calculation Agent or any of its Subsidiaries or Affiliates, (k) to the extent that such information is independently developed by such commitment party, or (l) for purposes of establishing a “due diligence” defense. For purposes of this Section 8.11, “Information” means all information received from Borrower relating to Borrower or any of its businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.12.    Performance of Duties. Borrower’s obligations under this Agreement and each of the other Margin Loan Documents shall be performed by Borrower at its sole cost and expense.

Section 8.13.    All Powers Coupled With Interest. All powers of attorney and other authorizations granted to Lender and any Person designated by Lender pursuant to any provisions of this Agreement or any of the other Margin Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitment remain in effect or the Facility has not been terminated.

Section 8.14.    Survival.

(a)          All representations and warranties set forth in Article 4 and all representations and warranties contained in any certificate, or any of the Margin Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of Lender or any borrowing hereunder.

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Notwithstanding any termination of this Agreement, the indemnities to which Lender, and Calculation Agent and Custodian are entitled under the provisions of this Article 8 and any other provision of this Agreement and the other Margin Loan Documents shall continue in full force and effect and shall protect Lender, and Calculation Agent and Custodian against events arising after such termination as well as before.

Section 8.15.    Titles And Captions. Titles and captions of Articles and Sections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 8.16.    Severability. Any provision of this Agreement or any other Margin Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.17.    Counterparts; Integration; Effectiveness; Electronic Execution.

(a)          This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Margin Loan Documents, and any separate letter agreements with respect to fees payable to Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 3, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)          The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.18.    Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or accrued) arising hereunder or under any other Margin Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

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Section 8.19.    USA PATRIOT Act; KYC. Lender hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the PATRIOT Act. Borrower hereby agrees to deliver to Lender any information or documentation reasonably requested by Lender from time to time with regard to Borrower or its Affiliates for such purpose or in connection with Lender’s customary know-your-customer and client on-boarding process.

Section 8.20.    Independent Effect Of Covenants. Borrower expressly acknowledges and agrees that each covenant contained in Article 5 or Article 6 hereof shall be given independent effect. Accordingly, Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article 5 or Article 6, before or after giving effect to such transaction or act, Borrower shall or would be in breach of any other covenant contained in Article 5 or Article 6.

Section 8.21.    No Advisory Or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the Facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Margin Loan Document) are an arm's-length commercial transaction between Borrower and its Affiliates, on the one hand, and Lender, Calculation Agent and their Affiliates, on the other hand, and Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to such transaction, Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) neither Lender nor Calculation Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Borrower with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Margin Loan Document (irrespective of whether Lender or Calculation Agent has advised or is currently advising Borrower or any of its Affiliates on other matters), and neither Lender nor Calculation Agent has any obligation to Borrower or any of its Affiliates with respect to the financing the Transactions except those obligations expressly set forth herein and in any other Margin Loan Document, (iv) Lender, Calculation Agent and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of Borrower and its Affiliates, and neither Lender nor Calculation Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) Lender and Calculation Agent have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions and Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

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Section 8.22.   Securities Contract. Borrower and Lender acknowledge and agree that the Margin Loan Documents collectively are intended to constitute a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or contemplated hereby or made, required to be made or contemplated in connection herewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Section 362(b)(6) and/or (27) and Sections 546(e) and/or (j) of the Bankruptcy Code. In addition, all obligations under or in connection with the Margin Loan Documents represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362 and 561 of the Bankruptcy Code. The parties further acknowledge and agree that the Margin Loan Documents collectively constitutes a “master netting agreement” within the meaning of the Bankruptcy Code.

Section 8.23.   Disclosure. Borrower hereby acknowledges and agrees that Lender, Calculation Agent and/or their Affiliates from time to time may hold investments in, make other loans to or have other relationships with Borrower or its Affiliates.

[END OF TEXT]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:

PW Medtech Group Limited, as Borrower

By:	/s/ Jiang Liwei
Name: Jiang Liwei
Title: Chief Executive Officer/Director

[Signature Page to Margin Loan Agreement]

MORGAN STANLEY BANK, N.A. as Lender

By:	/s/ Sebastian Crapanzano
Name: Sebastian Crapanzano
Title: Managing Director

MORGAN STANLEY & CO. INTERNATIONAL PLC, as Calculation Agent and solely in respect of Section 8.05

By:	/s/ Gautier Martin-Regnier
Name: Gautier Martin-Regnier
Title: Managing Director

[Signature Page to Margin Loan Agreement]

EXHIBIT A

FORM OF DEBENTURE

dated ______ September 2018

between

PW MEDTECH GROUP LIMITED

as Chargor

and

MORGAN STANLEY & CO. INTERNATIONAL PLC

as Security Agent

Exhibit A to Margin Loan Agreement
A-1

Exhibit A to Margin Loan Agreement
A-2

This deed (the “Debenture”) is made on ______ September 2018:

Between:

(1)	PW MEDTECH GROUP LIMITED, an exempted company incorporated in the Cayman Islands with company number 256343 and its registered office at the Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P.O. Box 32052, Grand Cayman KY1-1208, Cayman Islands (the “Chargor”); and

(2)	MORGAN STANLEY & CO. INTERNATIONAL PLC as agent and trustee for itself and the other Secured Parties (the “Security Agent”, which expression shall include any person from time to time appointed as a successor, replacement or additional agent and trustee for the Secured Parties).

It is agreed as follows:

1.	Interpretation

1.1	Definitions

In this Debenture:

“Account Bank” means the bank, financial institution, intermediary, Custodian or other person with whom an Account is held.

“Account Control Agreement” means:

(a)	the account control agreement dated on or about the date of this Debenture between the Chargor and the Account Bank; and

(b)	any account control agreement to be entered into after the date of this Debenture in respect of each Account opened by the Chargor or otherwise designated as an Account by the Chargor and the Security Agent.

“Assigned Agreements” means:

(a)	the Custody Agreement; and

(b)	any other agreement designated as an “Assigned Agreement” by the Chargor and the Security Agent.

“Business Day” has the meaning given to it in the Margin Loan Agreement.

“Calculation Agent” has the meaning given to it in the Margin Loan Agreement.

“Cash Collateral Accounts” means:

(a)	the cash accounts with account number: [***] (in each case, including any sub-account thereof that may be recorded on the Custodian’s books); and

(b)	any other bank account designated as a “Cash Collateral Account” by the Chargor and the Security Agent,

Exhibit A to Margin Loan Agreement
A-3

in each case, together with all balances now or in the future standing to the credit of, or accrued or accruing on, such accounts and the debts represented by them from time to time (including, for the avoidance of doubt, the Cash Collateral), together with all Related Rights.

“Collateral” means the assets from time to time mortgaged, charged or assigned, or expressed to be mortgaged, charged or assigned, to the Security Agent by this Debenture.

“Collateral Accounts” means the Cash Collateral Accounts and the Share Collateral Accounts.

“Collateral Shares” has the meaning given to the term in the Margin Loan Agreement.

“Counterparty Notice” means a notice substantially in the form set out in Schedule 1 (Forms of Notices).

“Custodian” means:

(a)	Morgan Stanley & Co. International Plc; and

(b)	any additional and/or replacement custodian designated as such by the Security Agent and the Chargor.

“Custody Agreements” means:

(a)	the custody agreement dated on or about the date of this Debenture between the Chargor and the Custodian in respect of the Collateral Accounts; and

(b)	any additional and/or replacement agreement designated as such by the Chargor and the Security Agent,

together with all Related Rights.

“Declared Default” means the occurrence of an Event of Default (a) in respect of which a notice has been given under section 7.02 (Remedies) of the Margin Loan Agreement.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Distributions” means all dividends or other income paid or payable in relation to any Collateral Shares.

“Event of Default” means any event or circumstance specified as such in section 7.01 (Events of Default) of the Margin Loan Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Finance Documents” has the same meaning given to the term “Margin Loan Documents” as set out in the Margin Loan Agreement.

“Finance Party” means the Lender, the Security Agent or the Calculation Agent.

“Issuer” means China Biologic Products Holdings, Inc.

Exhibit A to Margin Loan Agreement
A-4

“Lender” has the meaning given to it in the Margin Loan Agreement.

“Margin Loan Agreement” means the margin loan agreement dated on or about the date of this Debenture and made between, among others, the Chargor, Morgan Stanley Bank, N.A. as lender and Morgan Stanley & Co. International PLC, as the calculation agent.

“QIBs” means “qualified institutional buyers” as defined in Rule 144A under the Securities Act.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Collateral.

“Related Rights” means, in relation to any asset:

(a)	the proceeds (including the proceeds of proceeds) of sale or other disposal of that asset or any part of that asset, including:

(i)	accounts, benefits, cash, chattel paper, contract rights, deposit accounts, Distributions, documents of title, equipment, general intangibles, instruments, interest, inventory, investment property, premiums, profits, and other property, in each case, from time to time received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Collateral or proceeds thereof (including any cash, equity interests (including shares, units, options, warrants, interests, participations, or other equivalent instruments regardless of how designated by the Underlying Share Issuer) or other securities or instruments issued after any recapitalisation, readjustment, reclassification, merger or consolidation with respect to the Underlying Share Issuer and any security entitlements with respect thereto);

(ii)	“Proceeds,” as such term is defined in the UCC;

(iii)	proceeds of any insurance, indemnity, warranty or guarantee (including guarantees of delivery) payable from time to time with respect to any of the Collateral or proceeds thereof; and

(iv)	payments (in any form whatsoever) made or due and payable to the Chargor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral or proceeds thereof;

(b)	any monies or other proceeds paid or payable in respect of that asset;

(c)	all rights and benefits under any licence, assignment, agreement for sale or agreement for lease in respect of that asset; and

(d)	all rights, powers, benefits, claims, contracts, warranties, remedies, Security, guarantees, indemnities or covenants for title in respect of that asset.

Exhibit A to Margin Loan Agreement
A-5

“Secured Obligations” means all obligations at any time due, owing or incurred by the Chargor to any Secured Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity), including without limitation, the “Obligations” as defined in the Margin Loan Agreement.

“Secured Parties” means the Security Agent, the other Finance Parties, any Receiver and any Delegate.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means a mortgage, charge, pledge, lien, standard security, assignation in security or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Share Collateral Accounts” means:

(a)	the securities accounts with account number: [***] (in each case, including any sub-account thereof that may be recorded on the Custodian’s books); and

(b)	any additional and/or replacement securities account designated as such by the Security Agent and the Chargor,

in each case, together with all cash, securities, fund interests, depositary receipts and investments held or represented in such account, balances now or in the future standing to the credit of, or accrued or accruing on, such account and the debts represented by it from time to time (including for the avoidance of doubt, the Collateral Shares), together with all Related Rights.

“Shares” has the meaning given to it in the Margin Loan Agreement.

“Transaction Security” means the Security constituted or expressed to be constituted in favour of the Security Agent by or pursuant to this Debenture.

“Waiver Letter” has the meaning given to it in the Margin Loan Agreement.

1.2	Construction

In this Debenture, unless a contrary intention appears, a reference to:

(a)	an “agreement” includes any legally binding arrangement, concession, contract, deed or franchise (in each case whether oral or written);

(b)	an “amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement and “amend”, “amending” and “amended” shall be construed accordingly;

(c)	“assets” includes properties, revenues and rights of every description, both present, future and contingent and whether tangible or intangible;

(d)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;

Exhibit A to Margin Loan Agreement
A-6

(e)	“law” includes any present or future common or customary law, principles of equity and any constitution, decree, judgement, decision, legislation, statute, order, ordinance, regulation, bye-law or other legislative measure in any jurisdiction or any present or future official directive, regulation, guideline, request, rule, code of practice, treaty or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of a person to whom the directive, regulation, guidance, request, rule, code of practice, treaty or requirement is intended to apply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(f)	“losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and “loss” shall be construed accordingly;

(g)	“person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality);

(h)	“regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, compliance with which is customary for those to whom it applies) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(i)	“rights” includes all rights, title, benefits, powers, privileges, interests, claims, authorities, discretions, remedies, liberties, easements, quasi-easements and appurtenances, in each case, of every kind, present, future and contingent; and

(j)	any "Finance Party", any "Party", any "Secured Party", the "Security Agent" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents.

1.3	Interpretation of this Debenture

(a)	Unless otherwise defined in this Debenture, words and expressions defined in the Margin Loan Agreement have the same meaning when used in this Debenture.

(b)	In this Debenture, unless a contrary intention appears, a reference to:

(i)	the Security Agent, any Secured Party, the Chargor or any other person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s (and any subsequent) successors in title, permitted assignees and permitted transferees and in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents (and any subsequent successors) in accordance with the Finance Documents;

Exhibit A to Margin Loan Agreement
A-7

(ii)	a “Finance Document”, “Assigned Agreement” or any other agreement or instrument is to be construed as a reference to that Finance Document, Assigned Agreement, agreement or instrument as amended, novated, varied, released, supplemented, extended, restated or replaced in accordance with the terms thereof (in each case, however fundamentally and whether or not more onerous), including by way of increase of the facilities or other obligations or addition of new facilities or other obligations made available under them or accession or retirement of the parties to these agreements;

(iii)	any Clause or Schedule is a reference to, respectively, a Clause of and Schedule to this Debenture and any reference to this Debenture includes its Schedules;

(iv)	an Event of Default is “continuing” if it has not been remedied or waived; and

(v)	a provision of law is a reference to that provision as amended or re-enacted and refers to all bye-laws, instruments, orders, decrees, ordinances and regulations for the time being made under or deriving validly from that provision.

(c)	The index to, and the Clause and Schedule headings in, this Debenture are inserted for convenience only and are to be ignored in construing this Debenture.

(d)	Words importing the plural shall include the singular and vice versa.

1.4	Third Party Rights

(a)	Unless expressly provided to the contrary in this Debenture, a person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Debenture.

(b)	Notwithstanding any term of this Debenture, the consent of any person who is not a party is not required to vary, rescind or terminate this Debenture at any time.

(c)	Any Receiver may, subject to this Clause 1.4 and the Third Parties Act, rely on any Clause of this Debenture which expressly confers rights on it.

1.5	Miscellaneous

(a)	All Security and dispositions made or created, and all obligations and undertakings contained, in this Debenture to, in favour of or for the benefit of the Security Agent are given in favour of the Security Agent as trustee for the Secured Parties from time to time. The Security Agent holds the benefit of this Debenture on trust for the Secured Parties in accordance with the terms of the Margin Loan Agreement.

Exhibit A to Margin Loan Agreement
A-8

(b)	Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts created by this Debenture or any other Finance Document.

(c)	The parties hereto intend that this document shall take effect as a deed notwithstanding that any party may only execute this document under hand.

1.6	UCC

(a)	All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

(b)	The terms “investment property,” “proceeds,” “security” and “security entitlement” shall have the meanings set forth in Articles 8 and 9 of the UCC.

1.7	Incorporation of Provisions from Margin Loan Agreement

Section 2.14 (Increased Costs), section 2.15 (Taxes), 8.03 (Expenses; Indemnity) and section 8.02 (Amendments, Etc.; Adjustments) of the Margin Loan Agreement are deemed to form part of this Debenture as if expressly incorporated into it and as if all references in those clauses to the Margin Loan Agreement were references to this Debenture.

2.	Covenant to Pay

The Chargor covenants, as primary obligor and not only as surety, with the Security Agent (for the benefit of itself and the other Secured Parties) that it will promptly on demand of the Security Agent pay to the Security Agent and discharge the Secured Obligations in accordance with the Finance Documents.

3.	Charging Provisions

3.1	Fixed Charge

The Chargor, as continuing security for the full payment and discharge of the Secured Obligations, charges in favour of the Security Agent (for the benefit of itself and the other Secured Parties) with full title guarantee all of its rights, title and interest in and to each of the following assets, both present and future, from time to time owned by it or in which it has an interest, by way of first fixed charge:

(a)	all Collateral Accounts; and

(b)	to the extent not effectively assigned by Clause 3 (Assignment), all Assigned Agreements.

Exhibit A to Margin Loan Agreement
A-9

3.2	Assignment

The Chargor, as continuing security for the full payment and discharge of the Secured Obligations, assigns absolutely to the Security Agent (for the benefit of itself and the other Secured Parties) with full title guarantee by way of legal assignment all its rights, title and interest, both present and future, from time to time owned by it or in which it has an interest in and to the Assigned Agreements, provided that, on final and irrevocable payment and discharge in full of the Secured Obligations and subject to as provided in Clause 16 (Discharge and Release), the Security Agent will, at the request and cost of the Chargor, re-assign the relevant Assigned Agreements to the Chargor (or as it shall direct) without delay and in a manner satisfactory to the Chargor (acting reasonably).

3.3	Floating Charge

(a)	As further continuing security for the full payment and discharge of the Secured Obligations, the Chargor charges with full title guarantee in favour of the Security Agent (for the benefit of itself and the other Secured Parties) by way of first floating charge all its present and future assets, undertakings and rights expressed to be subject to the Transaction Security pursuant to the terms of Clause 3.1 (Fixed Charge) or Clause 3.2 (Assignment), to the extent not effectively charged by way of fixed charge under Clause 3.1 (Fixed Charge) or assigned under Clause 3.2 (Assignment).

(b)	The floating charge created by paragraph (a) above shall be deferred in point of priority to all fixed Security validly and effectively created by the Chargor under this Debenture as continuing security for the Secured Obligations, but in priority to any other Security over the Collateral.

(c)	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 applies to the floating charge created pursuant to this Clause 3.3 and for this purpose it is noted that the floating charge created by the Chargor pursuant to paragraph (a) above is a “qualifying floating charge” for the purposes of paragraph 14.2(a) of Schedule B1 to the Insolvency Act 1986.

3.4	Conversion of a Floating Charge

(a)	The Security Agent may, by written notice to the Chargor, convert the floating charge created under this Debenture into a fixed charge with immediate effect as regards those assets which it specifies in the notice (or, in the case of paragraph (ii) below, the relevant floating charge assets), if:

(i)	an Event of Default has occurred and is continuing;

(ii)	the Security Agent is of the view that any asset charged under the floating charge created under this Debenture is in danger of being seized or is otherwise in jeopardy;

(iii)	the Security Agent considers that it is desirable in order to protect the priority of the Transaction Security; or

(iv)	the Chargor requests the Security Agent to exercise any of its powers under this Debenture.

(b)	Notwithstanding paragraph (a) above, and without prejudice to any law which may have a similar effect, the floating charge created under this Debenture will automatically (without notice) and immediately be converted into a fixed charge over any asset charged under the floating charge created under this Debenture (a “floating charge asset”) if:

Exhibit A to Margin Loan Agreement
A-10

(i)	the Chargor creates (or purports to create) any Security or Quasi-Security over any floating charge asset (except for any Security or Quasi-Security permitted by Clause 5 (Negative Pledge));

(ii)	any person takes any step to effect any expropriation, attachment, sequestration, distress or execution against any floating charge asset;

(iii)	a resolution is passed or an order is made for the winding-up, dissolution, administration or re-organisation of the Chargor or an administrator is appointed to the Chargor; or

(iv)	any person (who is entitled to do so) gives notice of its intention to appoint an administrator to the Chargor or files such a notice with any court.

(c)	Any notice given by, or on behalf of the Security Agent, under paragraph (a) above in relation to the Collateral shall not be construed as a waiver or abandonment of the Security Agent’s right to give any other notice in respect of that asset or any other asset or of any other right of a Secured Party under this Debenture or any other Finance Document.

(d)	Any floating charge created under this Debenture which has converted into a fixed charge under paragraph (a) or paragraph (b) above may be reconverted into a floating charge by notice in writing given at any time by the Security Agent to the Chargor in relation to the assets specified in such notice.

4.	Further Assurance

4.1	The Chargor shall (at its own cost) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require) in favour of the Security Agent or its nominee(s):

(a)	to perfect the Security created or intended to be created under or evidenced by this Debenture (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the other Secured Parties provided by or pursuant to the Finance Documents or by law;

(b)	to confer on the Security Agent or confer on the other Secured Parties Security over any property and assets of the Chargor equivalent or similar to the Security intended to be conferred by or pursuant to this Debenture pursuant to section 5.08 (Further assurance) of the Margin Loan Agreement;

Exhibit A to Margin Loan Agreement
A-11

(c)	to confer on the Security Agent or confer on the other Secured Parties Security over any property and assets of the Chargor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to this Debenture; and

(d)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security,

including, without limitation:

(i)	the execution and doing of all such deeds, instruments, renunciations, proxies, notices, documents, filings, acts and things in such form as the Security Agent may from time to time require;

(ii)	the execution of any transfer, conveyance, assignment or assurance of any asset and the giving of any notice, order or direction and the making of any registration which the Security Agent may determine to be necessary;

(iii)	entering into control agreements with the Security Agent and the applicable securities intermediary or the Issuer in respect of any Collateral in form and substance satisfactory to the Security Agent;

(iv)	causing the Collateral Shares to be transferred to or registered in the name of the Security Agent or its nominee or otherwise as the Security Agent may direct in compliance with this Debenture;

(v)	delivering any Collateral to the Security Agent or its nominee or otherwise as the Security Agent may direct in compliance with this Debenture; and

(i)	delivering to the Security Agent any applicable consent or other document which may be necessary to effect the transfer of any Collateral Shares to the Security Agent or as the Security Agent may direct.

4.2	The Chargor shall (at its own cost) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the other Secured Parties by or pursuant to the Finance Documents.

4.3	The Chargor agrees to furnish any such information to the Security Agent reasonably promptly upon reasonable request.

5.	Negative Pledge

The Chargor shall not create or permit to subsist any Security or Quasi-Security on or over the whole or any part of the Collateral, present or future, except as permitted by the Margin Loan Agreement.

Exhibit A to Margin Loan Agreement
A-12

6.	Protection of Security

6.1	Assigned Agreements

(a)	The Chargor shall:

(i)	promptly on execution of this Debenture, in relation to each Assigned Agreement it is party to as at the date of this Debenture;

(ii)	in relation to each Assigned Agreement it enters into or otherwise acquires an interest in after the date of this Debenture, as soon as reasonably practicable and in any event within ten (10) Business Days of entering into or acquiring an interest in such Assigned Agreement; and

(iii)	in respect of any other Assigned Agreement designated by the Chargor and the Security Agent as such after the date of this Debenture, as soon as reasonably practicable and in any event within ten (10) Business Days of such designation, deliver a Counterparty Notice to the other parties to the Assigned Agreement (with a copy to the Security Agent).

(b)	The Chargor shall procure that each counterparty signs and delivers to the Security Agent an acknowledgement of the notice given pursuant to paragraph (a) above substantially in the form set out in the Counterparty Notice within ten (10) Business Days after the delivery of the Counterparty Notice.

(c)	No Chargor shall:

(i)	amend, supplement, vary or waive any provision of an Assigned Agreement;

(ii)	exercise any right to rescind, cancel or terminate an Assigned Agreement;

(iii)	release any counterparty from its obligations under an Assigned Agreement;

(iv)	waive any breach by any counterparty or consent to any act or omission which would otherwise constitute a breach under any Assigned Agreement;

(v)	novate, transfer or assign any of its rights under any Assigned Agreement,

without the prior written consent of the Security Agent unless otherwise specifically permitted under the Margin Loan Agreement.

Exhibit A to Margin Loan Agreement
A-13

(d)          The Chargor shall provide the Security Agent with, as soon as practicable upon receipt, copies of all notices which it may from time to time receive from any counterparty to an Assigned Agreement.

6.2	Collateral Accounts

(a)	The Chargor shall:

(i)	promptly on execution of this Debenture, in respect of each Cash Collateral Account and Share Collateral Account that is open on the date of this Debenture, enter into an Account Control Agreement with the Account Bank substantially in the form as set out in Schedule 2 hereto and provide a copy thereof to the Security Agent; and

(ii)	in respect of each Account opened by the Chargor or otherwise designated as an Account by the Chargor and the Security Agent after the date of this Debenture, enter into an Account Control Agreement with the Account Bank substantially in the form as set out in Schedule 2 hereto, as soon as reasonably practicable, but in any event within ten (10) Business Days after such Account is opened or otherwise designated as an Account.

(b)	The Chargor shall ensure that all amounts required to be paid into the Cash Collateral Accounts pursuant to the Margin Loan Agreement are promptly paid into those accounts, and the Chargor shall hold such amounts on trust for the Security Agent on behalf of the Secured Parties prior to making such payment into the Cash Collateral Accounts.

(c)	The Chargor may not permit or agree to any variation of the rights attaching to any Account or close any Account without the prior written consent of the Security Agent.

(d)	Notwithstanding anything to the contrary set out in this Debenture, the Chargor may not:

(i)	receive, withdraw or otherwise transfer any monies from time to time standing to the credit of a Cash Collateral Account or a Share Collateral Account; or

(ii)	deal with any securities, fund interests, depositary receipts or investments, in each case, that encompass or comprise of Collateral,

without the prior written consent of the Security Agent or except as permitted under the Margin Loan Agreement.

Exhibit A to Margin Loan Agreement
A-14

6.3	Custody Agreements

(a)	The Chargor shall promptly deliver to the Security Agent, and the Security Agent shall be entitled to hold, an executed copy of the Custody Agreements and shall promptly deliver such other documents relating to any Account as the Security Agent requires.

(b)	The Chargor shall remain liable to perform all its obligations under the Custody Agreements. Neither the Security Agent, any Receiver nor any Delegate shall be under any obligation or liability to the Chargor or any other person under or in respect of any of Custody Agreements.

(c)	The Chargor shall not change the Custodian or appoint a new Custodian without the prior written consent of the Security Agent. The Chargor must take any action which the Security Agent may require to facilitate a change of Custodian and any transfer of credit balances (including the execution of bank mandate forms or supplements or amendments to any Account Control Agreement or Custody Agreement).

7.	Continuing Security

7.1	Continuing Security

The Transaction Security constituted by this Debenture shall remain in full force and effect as a continuing security for the Secured Obligations notwithstanding any intermediate payment, discharge, satisfaction or settlement of all or any part of the Secured Obligations or any other act, matter or thing.

7.2	Other Security

The Transaction Security constituted by this Debenture is to be cumulative, in addition to and independent of, and shall neither be merged into nor in any way exclude or prejudice or be affected by, any other Security or other right which the Security Agent and/or any other Secured Party may now or after the date of this Debenture hold for any of the Secured Obligations and the Transaction Security may be enforced against the Chargor without first having recourse to any other rights of the Security Agent or any other Secured Party.

8.	Enforcement of Security

8.1	Enforcement Powers

(a)	For the purpose of all rights and powers implied or granted by statute, the Secured Obligations are deemed to have fallen due on the date of this Debenture.

(b)	At any time after a Declared Default has occurred:

(i)	the Transaction Security is immediately enforceable;

Exhibit A to Margin Loan Agreement
A-15

(ii)	the power of sale and other powers conferred by section 101 of the Law of Property Act 1925 and all other enforcement powers conferred by this Debenture or by law (as varied or extended by this Debenture) shall be immediately exercisable; and

(iii)	the Security Agent may, without notice to the Chargor or prior authorisation from any court, in its absolute discretion enforce all or any part of the Transaction Security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of or otherwise deal with all or any part of the Collateral.

8.2	Statutory Powers

The powers conferred on mortgagees, receivers or administrative receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (as the case may be) shall apply to the Transaction Security created under this Debenture, unless they are expressly or impliedly excluded. If there is ambiguity or conflict between the powers contained in those Acts and those contained in this Debenture, those contained in this Debenture shall prevail.

8.3	Exercise of Powers

All or any of the powers conferred upon mortgagees by the Law of Property Act 1925 as varied or extended by this Debenture, and all or any of the rights and powers conferred by this Debenture on a Receiver (whether expressly or impliedly), may be exercised by the Security Agent without further notice to the Chargor at any time after a Declared Default has occurred, irrespective of whether the Security Agent has taken possession or appointed a Receiver of the Collateral.

8.4	Disapplication of Statutory Restrictions

The restriction on the consolidation of mortgages and on the exercise of the power of sale imposed by sections 93 and 103 respectively of the Law of Property Act 1925 shall not apply to the Transaction Security constituted by this Debenture.

8.5	Appropriation under the Financial Collateral Regulations

(a)	In this Debenture, “financial collateral” shall mean any part of the Collateral which falls within the definition of financial collateral in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No.3226) (the “Regulations”).

(b)	At any time after a Declared Default has occurred, the Security Agent may appropriate all or part of the financial collateral in or towards satisfaction of the Secured Obligations.

(c)	The Security Agent must attribute a value to any appropriated financial collateral as soon as reasonably practicable after such appropriation, which shall be:

(i)	in the case of cash, the amount standing to the credit of the relevant Account at the time the Security Agent exercises the right of appropriation;

Exhibit A to Margin Loan Agreement
A-16

(ii)	in the case of any securities, (A) to the extent that disposal is to occur promptly after the time that the Security Agent exercises the right of appropriation, the price at which such appropriated securities are disposed of by the Security Agent or its Delegate (including as described in Clause 8.6 below); and (B) otherwise, in the determination of the Security Agent, the price at which such securities could reasonably be expected to be disposed of by the Security Agent or its Delegate (including as described in Clause 8.6 below) at the time the Security Agent exercises the right of appropriation as determined taking into account all of the circumstances including, without limitation, by reference to any relevant public quoted index, the volume of securities appropriated and any restrictions on disposal pursuant to applicable law, rule or regulation or by reference to a fair valuation opinion provided by an independent reputable internationally recognised third party professional firm of advisors; and

(iii)	in the case of any financial collateral not falling within paragraph (i) or (ii) above, as confirmed by reference to any relevant public quoted index reflecting the right to effect an immediate sale thereof on a recognised stock exchange at such price on such date of appropriation or, in the absence of any such relevant public quoted index, a fair valuation opinion provided by an independent reputable internationally recognised third party professional firm of advisors and, in any event, attributed in a commercially reasonable manner, and the parties agree that such an attribution of value shall, in each case, be considered a commercially reasonable method of valuation for the purposes of the Regulations.

(d)	Where the Security Agent exercises its rights of appropriation and the value of the financial collateral appropriated in accordance with this Clause 8.5 differs from the amount of the Secured Obligations, either:

(i)	the Security Agent must account to the Chargor promptly upon the determination of such value for the amount by which the value of the appropriated financial collateral exceeds the Secured Obligations; or

(ii)	the Chargor will be liable to the Secured Parties for the amount by which the Secured Obligations exceed the value of the appropriated financial collateral.

8.6	Securities Act of 1933

(a)	The Chargor acknowledges that the Security Agent or any Secured Party may be required to sell, transfer or otherwise dispose of the Collateral Shares in accordance with the terms of the Waiver Letter and any applicable securities laws.

Exhibit A to Margin Loan Agreement
A-17

(b)	The Chargor recognises that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Security Agent or any Secured Party may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Chargor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Security Agent or any Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral Shares for the period of time necessary to permit the Underlying Share Issuer to register it for public sale.

(c)	The Chargor agrees and acknowledges that the Collateral Shares are customarily sold on the NASDAQ Global Select Market, which is a recognized market, within the meaning of Section 9 610 of the UCC. In the event that notification of disposition of the Collateral Shares are required by the UCC, the parties hereto agree that notice sent at least five hours prior to any sale of Collateral Shares shall constitute a reasonable time for such notice.

(d)	The parties acknowledge that, as a general matter, large blocks of equity securities are customarily sold by sellers retaining an investment bank or other financial institution (a “Block Dealer”) to send notification of such sale via e-mail and/or telephone calls, using a marketing team reasonably familiar with the issuer and the market for such equity securities, to ten or more sophisticated equity investors (who may be limited to QIBs) who maintain accounts with such Block Dealer (or its affiliates) (but generally not to retail investors) soliciting such investors to submit bids to purchase the offered securities from which bids the Block Dealer will build a book of bids for purposes of determining the market clearing price for such offered securities, which price is typically expected to be determined within a few hours of the commencement of such offering but can be determined as soon as, for example, 30 minutes thereafter or as long as, for example, three Scheduled Trading Days thereafter. Furthermore, the parties acknowledge and agree that:

(i)	any number of the Finance Parties may exercise their respective rights pursuant to this paragraph substantially concurrently or in prompt succession (including at the same time on the same day);

(ii)	one or more Finance Parties may solicit bids to purchase the Collateral (including the Collateral Shares) from any particular investor that maintains accounts with each of such Finance Parties (or their respective affiliates); and

(iii)	the events or circumstances giving rise to certain Events of Default and/or the event of an enforcement of a security interest in a large block of equity securities pledged by a major shareholder, may reduce the number of investors interested in participating in the market for such equity securities and/or the price any such investor is willing to bid for such equity securities.

Exhibit A to Margin Loan Agreement
A-18

As a result, any such sale may result in prices and terms less favorable to the Security Agent or any Secured Party than those that could be obtained by selling or otherwise disposing of such Collateral (including the Collateral Shares) in multiple transactions, over multiple days, in a broadly distributed offering and/or in the absence of, or at a time later than the occurrence of, any adverse events or circumstances. The parties hereto agree that any private enforcement sale held in accordance with the foregoing procedures shall be a commercially reasonable exercise of the powers conferred on the Security Agent or a Receiver by this Debenture or by law (as varied or extended by this Debenture). Nevertheless, the Security Agent shall not be limited to a sale in accordance with foregoing procedure.

9.	Receivers

9.1	Appointment of Receiver or Administrator

(a)	Subject to paragraph (d) below, at any time after a Declared Default has occurred, or if so requested by the Chargor, the Security Agent may by writing under hand signed by any officer or manager of the Security Agent:

(i)	appoint any person(s) to be Receiver(s) of all or any part of the Collateral;

(ii)	appoint two or more Receivers of separate parts of the Collateral;

(iii)	remove (so far as it is lawfully able) any Receiver so appointed;

(iv)	appoint another person(s) as an additional or replacement Receiver(s); or

(v)	appoint one or more persons to be an administrator of the Chargor.

(b)	Section 109(1) of the Law of Property Act 1925 shall not apply to this Debenture.

(c)	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 shall apply to this Debenture and the Security Agent may appoint an administrator of the Chargor pursuant to that paragraph.

(d)	At any time after a Declared Default has occurred, the Security Agent shall be entitled to appoint a Receiver save to the extent prohibited by section 72A of the Insolvency Act 1986.

Exhibit A to Margin Loan Agreement
A-19

9.2	Powers of Receiver

Each Receiver appointed under this Debenture shall have (subject to any limitations or restrictions which the Security Agent may incorporate in the deed or instrument appointing it) all the powers conferred from time to time on receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (each of which is deemed incorporated in this Debenture), so that the powers set out in Schedule 1 to the Insolvency Act 1986 shall extend to every Receiver, whether or not an administrative receiver. In addition, notwithstanding any liquidation of the Chargor, each Receiver shall, following the occurrence of a Declared Default, have power to (but will not be limited to):

(a)	enter into or cancel any contracts on any terms or conditions;

(b)	incur any liability on any terms, whether secured or unsecured, and whether to rank for payment in priority to the Transaction Security or not;

(c)	exercise all voting and other rights attaching to stocks, shares and other securities owned by the Chargor and comprised in the Collateral;

(d)	redeem any prior Security on or relating to the Collateral and settle and pass the accounts of the person entitled to that prior Security, so that any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor and the money so paid shall be deemed to be an expense properly incurred by the Receiver;

(e)	settle any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating to any of the Collateral; and

(f)	do all other acts and things (including signing and executing all documents and deeds) as the Receiver considers to be incidental or conducive to any of the matters or powers in this Clause 9.2, or otherwise incidental or conducive to the preservation, improvement or realisation of the Collateral, and in each case may use the name of the Chargor and exercise the relevant power in any manner which he may think fit.

9.3	Receiver as Agent

Each Receiver appointed under this Debenture shall be the agent of the Chargor, which shall be solely responsible for his acts or defaults, and for his remuneration and expenses, and be liable on any agreements or engagements made or entered into by him. The Security Agent will not be responsible for any misconduct, negligence or default of a Receiver.

9.4	Removal of Receiver

The Security Agent may by notice remove from time to time any Receiver appointed by it (subject to the provisions of section 45 of the Insolvency Act 1986 in the case of an administrative receivership) and, whenever it may deem appropriate, appoint a new Receiver in the place of any Receiver whose appointment has terminated, for whatever reason.

Exhibit A to Margin Loan Agreement
A-20

9.5	Remuneration of Receiver

The Security Agent may from time to time determine the remuneration of any Receiver appointed by it and the maximum rate specified in section 109(6) (Appointment, powers, remuneration and duties of receiver) of the Law of Property Act shall not apply. The Security Agent may direct payment of that remuneration out of moneys received by the Receiver. The Chargor alone shall be liable for the remuneration and all other costs, losses, liabilities and expenses of the Receiver (other than those caused by the Receiver’s gross negligence or wilful misconduct).

9.6	Several Receivers

If at any time there is more than one Receiver, each Receiver may separately exercise all of the powers conferred by this Debenture (unless the document appointing such Receiver states otherwise).

10.	Application of Proceeds

10.1	Order of Application

All moneys received or recovered by the Security Agent or any Receiver pursuant to this Debenture shall (except as may be otherwise required by applicable law) be applied in the following order of priority (notwithstanding any purported appropriation by the Chargor and without prejudice to the right of the Security Agent and Secured Parties to recover any shortfall from the Chargor):

(a)	in or towards payment of all costs and expenses incurred by the Security Agent, Calculation Agent, Receiver or Delegate in connection with the realisation or enforcement of the Security taken in accordance with the terms of the Finance Documents, including any remuneration of the Receiver and all of its outgoings;

(b)	in or towards the payment or discharge of the Secured Obligations; and

(c)	after all of the Collateral has been released from the Transaction Security in accordance with Clause 16 (Discharge and Release), in payment of any surplus to the Chargor.

10.2	Section 109 Law of Property Act 1925

Sections 109(6) and (8) of the Law of Property Act 1925 shall not apply to a Receiver appointed under this Debenture.

10.3	Application Against Secured Obligations

Subject to Clause 10.1 (Order of Application) above, any moneys or other value received or realised by the Security Agent from the Chargor or a Receiver under this Debenture may be applied by the Security Agent to any item of account or liability or transaction forming part of the Secured Obligations to which they may be applicable in any order or manner which the Security Agent may determine.

Exhibit A to Margin Loan Agreement
A-21

10.4	Suspense Account

(a)	Until the Secured Obligations are paid in full, the Security Agent may place and keep (for such time as it shall determine) any money received, recovered or realised pursuant to this Debenture or on account of the Chargor’s liability in respect of the Secured Obligations in an interest bearing separate suspense account (to the credit of either the Chargor or the Security Agent as the Security Agent shall think fit) and the Security Agent (or any Receiver) may retain the same for the period which he (or any Receiver) considers expedient without having any obligation to apply all or any part of that money in or towards discharge of the Secured Obligations.

(b)	If the Transaction Security created under this Debenture is enforced at a time when no amount is due under the Finance Documents but at the time when amounts may or will become due, the Security Agent (or Receiver) may pay the proceeds of recoveries into a suspense account.

11.	Protection of Security Agent and Receiver

11.1	No Liability

Neither the Security Agent nor any Receiver nor any Delegate shall be liable in respect of any of the Collateral or for any loss or damage which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of, their respective powers, unless caused by its or his gross negligence, wilful default or breach of any obligations under the Finance Documents to which it is a party.

11.2	Possession of Collateral

Without prejudice to Clause 11.1 (No Liability) above, if the Security Agent, the Receiver or Delegate enters into possession of the Collateral, it will not be liable to account as mortgagee in possession in respect of all or any part of the Collateral or be liable for any loss upon realisation or for any neglect, default or omission (other than such losses caused directly by its own gross negligence or wilful misconduct) in connection with the Collateral to which a mortgagee or mortgagee in possession might otherwise be liable and may at any time at its discretion go out of such possession.

11.3	Primary Liability of Chargor

The Chargor shall be deemed to be a principal debtor and the sole, original and independent obligor for the Secured Obligations and the Collateral shall be deemed to be a principal Security for the Secured Obligations. The liability of the Chargor under this Debenture and the Transaction Security shall not be impaired by any forbearance, neglect, indulgence, abandonment, extension of time, release, surrender or loss of securities, dealing, variation or arrangement by the Security Agent or any other Secured Party, or by any other act, event or matter whatsoever whereby the liability of the Chargor (as a surety only) or the Transaction Security (as secondary or collateral charges only) would, but for this provision, have been discharged.

Exhibit A to Margin Loan Agreement
A-22

11.4	Security Agent

(a)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Collateral in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 11.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

(b)	The Chargor shall promptly on demand pay or reimburse the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it and which are properly documented in connection with:

(i)	the negotiation, preparation, printing and execution of this Debenture and any other documents referred to in this Debenture;

(ii)	its responding to, evaluating, negotiating or complying with any request or requirement to amend this Debenture;

(iii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iv)	the taking, holding, protection or enforcement of the Transaction Security, the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by the Chargor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(vi)	the administration or release of any Security created pursuant to this Debenture; and

(vii)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Collateral (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

(c)	Any amount payable to the Security Agent under this Clause 11.4 (Security Agent) or as set out in this Debenture shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Chargor, and is in addition to any other fee paid or payable to it.

(d)	The Chargor shall supply to the Security Agent such information as the Security Agent may reasonably require about the Collateral and compliance of the Chargor with the terms of this Debenture.

Exhibit A to Margin Loan Agreement
A-23

(e)	An amendment or waiver which relates to the rights or obligations of the Security Agent under any Finance Document may not be effected without the consent of the Security Agent.

11.5	Delegation

Without prejudice to delegation by the Security Agent permitted under the Margin Loan Agreement, following a Declared Default and subject to the terms of the Margin Loan Agreement, the Security Agent may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are for the time being exercisable by it under this Debenture to any person or persons upon such terms and conditions (including the power to sub-delegate) as it may think fit and the Security Agent may pass confidential information to any such Delegate. The Security Agent will not be liable or responsible to the Chargor or any other person for any losses arising from any act, default, omission or misconduct on the part of any Delegate.

11.6	Cumulative Powers

The powers which this Debenture confers on the Security Agent, the other Secured Parties and any Receiver appointed under this Debenture are cumulative, without prejudice to their respective powers under the general law, and may be exercised as often as the relevant person thinks appropriate. The Security Agent, the other Secured Parties or the Receiver may, in connection with the exercise of their powers, join or concur with any person in any transaction, scheme or arrangement whatsoever. The respective powers of the Security Agent, the other Secured Parties and the Receiver will in no circumstances be suspended, waived or otherwise prejudiced by anything other than an express consent or amendment.

11.7	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Security Agent (or any other Secured Party), any right or remedy under this Debenture shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise, or the exercise of any other right or remedy.

12.	Power of Attorney

The Chargor, by way of security for the performance of its obligations under this Debenture, irrevocably and severally appoints the Security Agent, each Receiver, each Delegate and any person nominated for such purpose by the Security Agent, any Receiver or Delegate as its attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed to execute, seal and deliver (using the company seal where appropriate) and otherwise perfect and do any deed, assurance, agreement, instrument, act or thing which it ought to execute and do under the terms of this Debenture, or which may be required to enable the exercise of any rights or powers conferred on the Security Agent, Receiver or Delegate under this Debenture or by law or otherwise for any of the purposes of this Debenture (including, without limitation, selling any of the Collateral on behalf of the Chargor as agent or attorney-in-fact for Chargor, in the name of the Chargor or otherwise and applying the proceeds received therefrom in accordance with the Finance Documents), and the Chargor covenants with the Security Agent, each Receiver and each Delegate to ratify and confirm all such acts or things made, done or executed (or purported to be made, done or executed) by that attorney. The Chargor agrees that the Security Agent, any Receiver or Delegate shall be entitled to complete, execute (in the name of the Security Agent, as secured party, or another Finance Party) and file any Form 144 under the Securities Act required to be filed in connection with the sale of any Collateral Shares.

Exhibit A to Margin Loan Agreement
A-24

13.	Hong Kong law requirements

The Chargor shall ensure that details of the Security created by this Debenture are submitted for registeration with the Companies Registry in Hong Kong within one month after the date of this Debenture.

14.	Cayman Islands law requirements

The Chargor shall, immediately after execution of this Debenture, instruct its registered office provider to enter particulars as required by the Companies Law (as amended) of the Cayman Islands (the "Companies Law") of the security interests created pursuant to this Debenture in the register of mortgages and charges (the "Register of Mortgages and Charges") of the Chargor maintained by it in accordance with section 54 of the Companies Law and immediately after entry of such particulars has been made, provide the Security Agent with a certified true copy of the updated Register of Mortgages and Charges.

15.	Protection for Third Parties

15.1	No Obligation to Enquire

No purchaser from, or other person dealing with, the Security Agent, any Receiver or Delegate (or their agents) shall be obliged or concerned to enquire whether:

(a)	the right of the Security Agent, any Receiver or Delegate to exercise any of the powers conferred by this Debenture has arisen or become exercisable or as to the propriety or validity of the exercise or purported exercise of any such powers; or

(b)	any of the Secured Obligations remain outstanding and/or are due and payable or be concerned with notice to the contrary and the title and position of such a purchaser or other person shall not be impeachable by reference to any of those matters.

15.2	Receipt Conclusive

The receipt of the Security Agent, any Receiver or Delegate shall be an absolute and a conclusive discharge to a purchaser, and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of the Security Agent, any Receiver or Delegate.

Exhibit A to Margin Loan Agreement
A-25

16.	Discharge and Release

16.1	Amounts Avoided

If any amount paid by the Chargor or any other Finance Party in respect of the Secured Obligations is reasonably expected to be avoided, reduced or set aside by virtue of any bankruptcy, insolvency, liquidation or administration of the Chargor or such other Finance Party or otherwise, then for the purposes of this Debenture that amount shall not be considered to have been paid and the liability of the Chargor under this Debenture and the Transaction Security constituted by this Debenture shall continue. No interest shall accrue on any such amount, unless and until such amount is so avoided or set aside.

16.2	Discharge Conditional

Any settlement or discharge between the Chargor and any Secured Party shall be conditional upon no Security or payment to that Secured Party by the Chargor or any other person being avoided, set aside, ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency and accordingly (but without limiting the other rights of that Secured Party under this Debenture) that Secured Party shall be entitled to recover from the Chargor the value which that Secured Party has placed on that Security or the amount of any such payment as if that settlement or discharge had not occurred and the Transaction Security shall continue or be reinstated as if that settlement or discharge had not occurred.

16.3	Covenant to Release

(a)	Once all the Secured Obligations have been paid in full and none of the Security Agent nor any other Secured Party has any actual or contingent liability to advance further monies to or incur liability on behalf of the Chargor or any other Finance Party under the Finance Documents, the Security Agent and each other Secured Party shall, at the request and cost of the Chargor, promptly take any commercially reasonable action including preparing and delivering all documents and instruments (including any termination or release letter or deed) and performing all acts or deeds (including returning title documents, share certificates, related stock transfer forms and any other document belonging to the Chargor, re-legending shares and sending notifications to the Account Banks and counterparties to the Assigned Agreements) which are, in each case, necessary, desirable, or otherwise requested by the Chargor to release the Collateral from the Transaction Security in a manner reasonably satisfactory to the Chargor and as required by the Waiver Letter.

(b)	The Security Agent shall, on the instruction of the Lender, in accordance with the release provisions set forth in section 2.09 (Collateral Calls; Release and Deposits), section 5.12 (Proceeds of Any Sales of Shares) and section 6.01 (Restricted Transaction) of the Margin Loan Agreement, instruct the Custodian to deliver the relevant Collateral or part thereof to the Chargor.

Exhibit A to Margin Loan Agreement
A-26

16.4	No Other Release

Except as set forth pursuant to Clause 16.3 (Covenant to Release) above, the Security Agent shall be under no obligation to permit the Chargor to engage in any trading, redemption, exchange, distribution or substitution of the Collateral or to permit the release of any Collateral or the proceeds thereof to the Chargor until the Secured Obligations have been paid in full.

17.	Ruling Off

If the Security Agent or any other Secured Party receives notice of any subsequent Security or other interest affecting any of the Collateral (except for any Security or Quasi-Security permitted by Clause 5 (Negative Pledge)) it may open a new account for the Chargor in its books. If it does not do so then (unless it gives express notice to the contrary to the Chargor), as from the time it receives that notice, all payments made by the Chargor to it (in the absence of any express appropriation to the contrary) shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations.

18.	Redemption of Prior Charges

The Security Agent may, at any time after a Declared Default has occurred, redeem any prior Security on or relating to any of the Collateral or procure the transfer of that Security to itself, and may settle and pass the accounts of any person entitled to that prior Security. Any account so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor. The Chargor will, upon a demand made in writing to it, pay to the Security Agent all principal monies and interest and all losses incidental to any such redemption or transfer.

19.	Changes to Parties

19.1	Assignment by the Security Agent

The Security Agent may at any time assign or otherwise transfer all or any part of its rights and obligations under this Debenture in accordance with the Finance Documents. The Security Agent shall be entitled to disclose such information concerning the Chargor and this Debenture as the Security Agent considers appropriate to any actual or proposed direct or indirect successor, replacement or additional agent and trustee for the Secured Parties or to any person to whom information may be required to be disclosed by any applicable law.

Exhibit A to Margin Loan Agreement
A-27

19.2	Assignment by the Chargor

None of the rights and obligations of the Chargor under this Debenture shall be capable of being assigned or transferred.

19.3	Changes to Parties

The Chargor shall immediately execute any document required to effect the necessary transfer of rights or obligations contemplated under section 8.10 (Successors And Assigns) of the Margin Loan Agreement and under any similar provisions of any other Finance Document and agrees to cooperate with the Security Agent to effect the foregoing.

20.	Miscellaneous

20.1	Certificates Conclusive

A certificate or determination of the Security Agent as to any amount payable under this Debenture will be conclusive and binding on the Chargor, except in the case of manifest error.

20.2	Counterparts

This Debenture may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Debenture.

20.3	Invalidity of any Provision

If any provision of this Debenture is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

20.4	Failure to Execute

Failure by one or more parties (“Non-Signatories”) to execute this Debenture on the date hereof will not invalidate the provisions of this Debenture as between the other parties who do execute this Debenture. Such Non-Signatories may execute this Debenture on a subsequent date and will thereupon become bound by its provisions.

Exhibit A to Margin Loan Agreement
A-28

21.	Notices

The Chargor agrees that any notice or other communication to be given or made to it under or in connection with this Debenture may be given or made in accordance with section 8.01 (Notices; Effectiveness; Electronic Communications) of the Margin Loan Agreement.

22.	Process Agent

Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

(a)	irrevocably appoints Law Debentures as its agent for service of process in relation to any proceedings before the English courts in connection with this Debenture; and

(b)	agrees that failure by a process agent to notify the Chargor of the process will not invalidate the proceedings concerned.

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Chargor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Security Agent. Failing this, the Security Agent may appoint another agent for this purpose.

23.	Governing Law and Jurisdiction

23.1	Governing Law

This Debenture and any dispute, proceedings or claims of whatever nature arising out of or in connection with it or its formation (including any non-contractual obligations) are governed by English law.

23.2	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Debenture (including a dispute relating to the existence, validity or termination of this Debenture or any non-contractual obligation arising out of or in connection with this Debenture) (a “Dispute”).

23.3	Convenient Forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

Exhibit A to Margin Loan Agreement
A-29

23.4	Exclusive Jurisdiction

Clause 23.2 (Jurisdiction) and Clause 23.3 (Convenient Forum) are for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

24.	Collateral Maintenance

24.1	Distributions

(a)	Other than in accordance with Clause 16 (Discharge and Release) above, on and after the date hereof, all Distributions on the Collateral Shares, including all cash and non-cash proceeds with respect thereto, shall be paid or delivered, as the case may be, to the Custodian, whereupon the Security Agent shall, prior to the occurrence of a Declared Default, direct the Custodian to promptly:

(i)	credit such Distributions in the form of cash to the Cash Collateral Accounts; or

(ii)	take such other steps as deemed appropriate by the Security Agent (acting on the instruction of the Calculation Agent) in respect of any such Distributions in any other form to ensure the attachment and perfection of the Security contemplated by this Debenture over such Distributions.

(b)	If any such amounts or property described in paragraph (a) above shall be received by the Chargor, it shall promptly cause such amounts and property to be paid to the Custodian for credit to the Cash Collateral Accounts, registered in the name of the Custodian for credit to the Share Collateral Accounts or dealt with in such other manner as may be instructed by the Security Agent, as the case may be.

24.2	Administration

Any delivery or payment, as the case may be, by the Chargor of Collateral pursuant to the Finance Documents shall be effected:

(a)	in the case of cash, by wire transfer of immediately available funds to the Custodian for credit to the Cash Collateral Accounts; or

(b)	by complying with such alternative delivery instructions as the Security Agent (acting on the instruction of the Calculation Agent) shall provide to the Chargor in writing at least five Business Days prior to the date of such delivery or payment.

Exhibit A to Margin Loan Agreement
A-30

24.3	Taxes

(a)	Promptly upon written demand of the Security Agent, the Chargor shall pay to the Security Agent the amount of any Taxes that the Security Agent may be required to pay with respect to the Collateral by reason of the security interest granted herein (including but not limited to any Taxes, including Taxes imposed on the Security Agent in its capacity as a withholding agent, with respect to (x) income earned with respect to the Collateral or (y) any proceeds or income from the sale, loan or other transfer of any Collateral) or to free any Collateral from any lien thereon. For the avoidance of doubt, this Clause 24.3(a) (Taxes) does not apply to Taxes imposed on the Security Agent in its capacity as beneficial owner of any assets formerly held as Collateral should the Security Agent acquire such assets from the Chargor. The Chargor shall indemnify and hold harmless the Security Agent with respect to any Taxes to which this Clause 24.3(a) (Taxes) applies.

(b)	The parties hereto agree that at all times prior to the sale of any Collateral pursuant to an exercise of remedies hereunder, the Chargor (or the owner of the Chargor) shall be treated as the owner of the Collateral for U.S. Federal and state tax purposes.

24.4	No Rehypothecation of Collateral Shares

At all times prior to the disposition of any Collateral Shares of the Chargor by the Security Agent pursuant to Clause 8 (Enforcement of Security), the Security Agent shall not lend, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of or use for hedging, financing or other related activities (including, without limitation, pursuant to repurchase transactions) any Collateral Shares.

24.5	Voting and Other Rights in respect of Collateral Shares

(a)	At all times prior to the disposition or appropriation of any Collateral Shares of the Chargor by the Security Agent pursuant to Clause 8 (Enforcement of Security), the Chargor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to such Collateral Shares for all purposes. For the avoidance of doubt, neither the Custodian nor the Security Agent nor any Secured Party shall have any voting rights or any beneficial ownership with respect to the Collateral Shares except to the extent that the Security Agent, the Custodian or any Secured Party becomes the owner of any Collateral Shares in an appropriation, sale or other disposition made pursuant to Clause 8 (Enforcement of Security). Nothing contained herein shall operate or otherwise be construed to transfer beneficial ownership of the Collateral Shares from the Chargor to, on behalf of, or for the benefit of, the Security Agent, the Custodian or the Finance Parties at any time prior to an enforcement action taken in accordance with Clause 8 (Enforcement of Security).

(b)	The Security Agent shall take reasonable steps to execute and deliver to the Chargor, or cause to be executed and delivered to the Chargor, all such proxies, powers of attorney and other instruments as the Chargor may reasonably request for the purpose of enabling the Chargor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant hereto.

Exhibit A to Margin Loan Agreement
A-31

25.	Representations and Warranties

25.1	General

The Chargor makes the representations and warranties set forth below to the Security Agent as of the date hereof:

(a)	the obligations expressed to be assumed by it in this Debenture are legal, valid, binding and enforceable obligations;

(b)	(without limiting the generality of paragraph (a) above), this Debenture creates the security interests which it purports to create and those security interests are valid and effective; and

(c)	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Debenture and the transactions contemplated by this Debenture.

25.2	Status of Collateral Shares and Collateral

The Chargor makes the representations and warranties set forth below to the Security Agent as of the date hereof:

(a)	The Collateral Shares are registered in the name of the Custodian.

(b)	To the best knowledge of the Chargor, the Collateral Shares are:

(i)	duly authorized and validly existing; and

(ii)	to the extent applicable, fully paid and non-assessable.

(c)	Its “holding period”, determined in accordance with Rule 144 under the Securities Act, for the Shares represented by the Collateral Shares commenced at least 8 months prior to the date hereof and it has held the Shares represented by such Collateral Shares continuously.

(d)	The Collateral Shares is legally and beneficially owned by the Chargor free from any claims, third party rights or competing interests.

(e)	There are no outstanding payment obligations in relation to the Collateral to any clearing system or custodian otherwise as expressly permitted by the Margin Loan Agreement.

(f)	The Collateral is free and clear of any Security or interest or claims or third party rights other than the Security created hereunder, any lien of a clearing system or custodian, any right the Custodian may have under the Custody Agreements or otherwise as expressly permitted by the Margin Loan Agreement.

Exhibit A to Margin Loan Agreement
A-32

(g)	Assuming that the Security Agent is not an “affiliate” of the Issuer within the meaning of the Securities Act, upon the Security Agent’s enforcement of its rights hereunder following the occurrence of a Declared Default, the appropriation or transfer of the Collateral Shares pursuant to the terms hereof will not require registration under the Securities Act or be subject to any other legal or contractual restriction, or any restriction under the organizational documents of the Issuer.

(h)	The Custody Agreements creates legal, valid, binding and enforceable obligations of the Chargor subject as to enforcement to: (i) the effect of applicable bankruptcy, insolvency, examinership or analogous law affecting the enforceability of creditors’ rights; and (ii) general equitable principles.

(i)	All amounts owed to it by the Custodian are not and will not be subject to any right of set-off or similar right other than pursuant to the Custody Agreements; and

(j)	The Chargor is not in default of any of its obligations under the Custody Agreement.

26.	Ownership and Bust-Up

26.1	Definitions

As used in this Clause 26 (Ownership and Bust-Up):

“Beneficial Ownership” means, in respect of the Security Agent or the Lender, the “beneficial ownership” (within the meaning of Section 13(d)) of outstanding Shares, without duplication, by the Security Agent or the Lender, as the case may be, together with any of its Affiliates or other persons subject to aggregation with the Security Agent or the Lender, as the case may be, under Section 13(d) for purposes of “beneficial ownership” or under any Applicable Restriction (as defined below), or by any “group” (within the meaning of Section 13(d)) of which the Security Agent or the Lender, as the case may be, is, or is deemed to be, a part (the Security Agent or the Lender, as the case may be, and any such Affiliates, persons and groups, collectively, with respect to the Security Agent, the “Security Agent Group,” or with respect to the Lender, the “Lender Group,” as the case may be) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation for purposes of determining status as a beneficial owner under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder results in a different ownership level, such ownership level).

“Lender Person” means the Lender or any Lender Group (as defined above) or any person whose ownership position would be aggregated with that of the Lender or any Lender Group.

Exhibit A to Margin Loan Agreement
A-33

“Qualifying Disposition” means a sale, transfer, appropriation or other disposition of Collateral Shares:

(i)	to any person who acquires them in a broadly distributed public offering of the Collateral Shares that is either registered under the Securities Act, not required to be registered under the Securities Act pursuant to Regulation S promulgated thereunder or made in compliance with Rule 144 ((including the underwriter (or the equivalent) of such offering, which may be Security Agent or an affiliate of Security Agent);

(ii)	effected on any securities exchange; provided that Security Agent or any affiliate of Security Agent shall not sell the Collateral Shares on any securities exchange where it knows the purchaser is (x) a person that is, or after giving effect to such sale (and any substantially contemporaneous sale, transfer or disposition) of Collateral Shares to such person by or on behalf of Lender, will be, an affiliate (as defined in Rule 144) of CBPO or (y) a person that is an affiliate of CBPO prior to such sale if the number of Collateral Shares, or Shares that are collateral or other security (or that are represented by any shares or securities that are collateral or other security) for any other transaction to which Security Agent, Lender or any affiliate of the foregoing is party, sold, transferred or otherwise disposed of to such person (in any manner at any time, in one transaction or a series of transactions, whether by Security Agent or Lender) will in the aggregate exceed 9.0% of the outstanding Shares;

(iii)	made in compliance with the manner-of-sale requirements set forth in Rule 144(g) of the Securities Act;

(iv)	to a person that Security Agent believes in good faith is not, and after giving effect to such sale, transfer or other disposition (and any substantially contemporaneous sale, transfer or disposition) of Collateral Shares to such person by or on behalf of Lender, will not be, an affiliate (as defined in Rule 144) of CBPO;

(v)	to a person that Security Agent believes in good faith is an affiliate of CBPO prior to such sale, transfer or other disposition so long as the number of Collateral Shares, or Shares that are collateral or other security (or that are represented by any shares or securities that are collateral or other security) for any other transaction to which Security Agent, Lender or any affiliate of the foregoing is party, sold, transferred or otherwise disposed of to such person (in any manner at any time, in one transaction or a series of transactions, whether by Security Agent or Lender) does not in the aggregate exceed 9.0% of the outstanding Shares;

(vi)	to CBPO or any subsidiary thereof; or

(vii)	to the Chargor or an affiliate thereof;

Exhibit A to Margin Loan Agreement
A-34

provided that, a sale, transfer, appropriation or other disposition of Collateral Shares that leads to Security Agent or Lender, in each case together with all of its affiliates owning at any one time, in the aggregate, in excess of 9.9%, of the total Shares outstanding shall not be a “Qualifying Disposition”.

“Section 13(d)” means Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Security Agent Person” means the Security Agent or any Security Agent Group (as defined above) or any person whose ownership position would be aggregated with that of the Security Agent or any Security Agent Group.

26.2	Ownership Provision

(b)	Notwithstanding any other provision of the Finance Documents to the contrary, in no event shall the Security Agent or the Lender be entitled to acquire, receive, vote or exercise any other rights of a secured party in respect of any Collateral Shares to the extent (but only to the extent) that immediately upon giving effect to such acquisition, receipt or exercise of such rights:

(i)	at any time after an Issuer FPI Cessation, the Beneficial Ownership by any Security Agent Person or the Lender Person of Shares would be equal to or greater than 9.9% of the number of the total outstanding Shares; or

(ii)	any Security Agent Person or the Lender Person under any U.S. or non-U.S. federal, state or local laws, rules, regulations or regulatory orders or any provisions of the organizational documents of the Issuer or any agreement to which the Chargor or any Affiliate thereof or the Issuer is a party, in each case, (x) applicable to ownership of Shares and (y) as to which the Security Agent or the Lender has delivered irrevocable written notice to the Chargor of its election for this clause (ii) to apply (“Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of outstanding Shares equal to: (1) the number of outstanding Shares that would give rise to any reporting or registration obligation or other requirement (including obtaining prior approval by any person or entity) of such Security Agent Person or such Lender Person, as applicable, or would result in an adverse effect on such Security Agent Person or such Lender Person, as applicable, under any Applicable Restriction, as determined by the Security Agent or the Lender in its reasonable discretion, in each case minus (2) 1.0% of the number of the total outstanding Shares, as applicable,

(each of paragraphs (i) and (ii) above, an “Ownership Limitation”).

Exhibit A to Margin Loan Agreement
A-35

(c)	The inability of the Security Agent or the Lender to acquire, receive or exercise any voting or other rights with respect to any Collateral Shares as provided above at any time as a result of an Ownership Limitation shall not preclude the Security Agent or the Lender from taking such action at a later time when no such Ownership Limitation is then existing or would result under this provision. Notwithstanding any other provision of the Finance Documents to the contrary, each Security Agent Person and each Lender Person shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Collateral Shares that the Security Agent or the Lender, as the case may be, is not entitled to acquire or receive, or exercise any voting or other rights of a secured party in respect of, at any time pursuant to this Clause 26.2 (Ownership Provision), until such time as the Security Agent or the Lender, as the case may be, is not prohibited from acquiring, receiving, or exercising such rights in respect thereof under this Clause 26.2 (Ownership Provision), and any such acquisition, receipt or exercise of such rights shall be void and have no effect to the extent (but only to the extent) that the Security Agent or the Lender, as the case may be, is so prohibited.

26.3	Bust-Up Provision

Notwithstanding any other provision of the Finance Documents to the contrary, any sale, transfer or other disposition of Collateral Shares by the Security Agent or the Lender must be a Qualifying Disposition (other than, for the avoidance of doubt, the release of the Security Agent’s security interest in the Collateral Shares) and the Security Agent agrees to comply with this provision.

26.4	The Issuer is an intended third-party beneficiary of this Clause 26 (Ownership and Bust-Up).

In witness whereof this Debenture has been duly executed and delivered as a deed on the date first above written.

Exhibit A to Margin Loan Agreement
A-36

Schedule 1

Exhibit A to Margin Loan Agreement
A-37

Schedule 1

Forms of Notices

Form of Counterparty Notice

To:      [insert name and address of counterparty]

Dated:      [●]

Dear Sirs,

PW Medtech Group Limited – Assignment of [identify the relevant Assigned Agreement] (the “Agreement”)

We notify you that PW Medtech Group Limited (the “Assignor”) has assigned all its rights, title and interest in and to the Agreement to [insert name of Security Agent] (the “Security Agent”) for the benefit of itself and certain other secured parties by way of a Debenture dated ______ September 2018 (the “Debenture”).

We further notify you that:

1.	Prior to receipt by you of a written notice from the Security Agent as provided in paragraph 2 below, the Assignor will continue to have the sole right to deal with you in relation to the Agreement (including any amendment, waiver or termination thereof).

2.	Following receipt by you of a written notice from the Security Agent specifying that a Declared Default (as defined in the Debenture) has occurred (and you may rely on such notice without enquiry as to the matters set out therein), the Assignor irrevocably authorises and instructs you:

(a)	to pay all monies to which the Assignor is entitled under the Agreement direct to the Security Agent (or as it may direct), and not to the Assignor; and

(b)	otherwise to deal only with the Security Agent in relation to the Agreement.

3.	The Assignor authorises you to disclose to the Security Agent any information relating to the Agreement which the Security Agent may from time to time request in writing.

4.	The provisions of this notice may only be revoked or varied with the written consent of the Security Agent and the Assignor.

5.	Please sign the enclosed copy of this notice and return it to the Security Agent (with a copy to the Assignor) by way of your confirmation that:

(a)	you agree to the terms of this notice and to act in accordance with its provisions;

(b)	you have not previously received notice (other than any notices which were subsequently irrevocably withdrawn) that the Assignor has assigned or charged its rights under the Agreement to a third party or created any other interest (whether by way of security or otherwise) in the Agreement in favour of a third party; and

Exhibit A to Margin Loan Agreement
A-38

(c)	you have not claimed or exercised, nor do you have any outstanding right to claim or exercise against the Assignor any right of set-off, counter-claim or other right relating to the Agreement.

6.	The provisions of this notice are governed by English law.

Yours faithfully,

for and on behalf of
PW Medtech Group Limited

Exhibit A to Margin Loan Agreement
A-39

[On acknowledgement copy]

To:	[Insert name and address of Security Agent]

Copy to:	PW Medtech Group Limited

We acknowledge receipt of the above notice and confirm the matters set out in paragraphs 5(a) to (c) above.

for and on behalf of
[Insert name of Counterparty]

Dated:_____________________

Exhibit A to Margin Loan Agreement
A-40

Schedule 2

Form of Account Control Agreement

ACCOUNT CONTROL AGREEMENT (this “Agreement”) is dated as of _____ September 2018, among:

(1)	PW MEDTECH GROUP LIMITED, an exempted company incorporated in the Cayman Islands with company number 256343 and its registered office at the Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P.O. Box 32052, Grand Cayman KY1-1208, Cayman Islands (the “Chargor”);

(2)	MORGAN STANLEY & CO. INTERNATIONAL PLC as securities intermediary and custodian for the Chargor (the “Custodian”); and

(3)	MORGAN STANLEY & CO. INTERNATIONAL PLC as security agent for each of the Secured Parties on the terms and conditions set out in the Security Agreement (the “Security Agent”).

RECITALS:

(A)	The Chargor and the Custodian have entered into the Custody Agreement whereby the Custodian acts as securities intermediary and custodian of certain assets for the Chargor.

(B)	The Chargor and the Security Agent have entered into a debenture dated on or about the date of this Agreement (the “Security Agreement”) under which the Chargor has charged and granted to the Security Agent a security interest in certain of its assets.

(C)	The Chargor and the Security Agent wish the Custodian to accept and hold the Charged Assets (as defined below) in accordance with the terms of this Agreement.

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions

In this Agreement:

“Charged Assets” means the financial assets (including proceeds) from time to time standing to the credit of the Share Collateral Accounts (including the Share Collateral) and the Cash Collateral standing to the credit of the Cash Collateral Accounts.

“Collateral Accounts” has the meaning given to the term “Accounts” in the Security Agreement.

“Convention” means the Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary, July 5, 2006, 17 U.S.T. 401, 46 I.L.M. 649.

“Custody Agreement” has the meaning set forth in the Security Agreement.

“Secured Parties” has the meaning set forth in the Security Agreement.

Exhibit A to Margin Loan Agreement
A-41

1.2	Terms defined in other Finance Documents

Unless defined in this Agreement, or the context otherwise requires, a term defined in the Margin Loan Agreement or in any other Finance Document has the same meaning in this Agreement.

1.3	UCC

(a)	All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

(b)	The terms “entitlement holder”, “entitlement order”, “financial asset”, “investment property”, “proceeds”, “securities”, “securities intermediary”, “security” and “security entitlement” shall have the meanings set forth in Articles 8 and 9 of the UCC.

1.4	Construction

In this Agreement, any rules of interpretation contained in section 1.01 (Definitions) to section 1.05 (Times of Day) of the Margin Loan Agreement shall apply to the construction of this Agreement, or in any notice given under or in connection with this Agreement.

2.	NOTICE

2.1	The Chargor gives notice to the Custodian that it has charged and granted to the Security Agent for the benefit of the Secured Parties a security interest in all of the Chargor’s right, title and interest in (among other things) the Charged Assets and the Collateral Accounts.

2.2	The Custodian is hereby directed by the Chargor and the Security Agent to hold the Charged Assets and operate the Collateral Accounts subject to the sole and exclusive dominion and exclusive control of the Security Agent, as provided herein.

2.3	The Custodian acknowledges the security interest in respect of the Charged Assets and the Collateral Accounts granted by the Chargor in favor of the Security Agent.

2.4	The Custodian confirms that it maintains securities accounts for others in the ordinary course of its business and is acting in that capacity with respect to the Share Collateral Accounts and that the Share Collateral Accounts are securities accounts.

2.5	The Custodian hereby agrees to treat all securities and other property or assets held in the Collateral Accounts as financial assets (within the meaning of Section 8-102(a)(9) of the UCC).

2.6	The parties hereto agree that all securities or other property underlying any financial assets credited to the Collateral Accounts shall be registered in the name of the Custodian, indorsed to the Custodian or in blank or credited to another securities account maintained in the name of the Custodian, and in no case will any financial asset credited to such account be registered in the name of the Chargor, payable to the order of the Chargor or specially indorsed to the Chargor.

2.7	The Custodian may hold the Charged Assets, including securities and other investment property, through its nominee or in any other form and in any securities depository or clearing corporation; provided that all Charged Assets must be held in the Collateral Accounts, shall be identified on the Custodian’s books and records as property of the Chargor, shall be subject to the sole and exclusive dominion and exclusive control of the Security Agent as provided herein and shall be in a form that permits transfer to the Security Agent without additional authorization or consent of the Chargor.

Exhibit A to Margin Loan Agreement
A-42

3.	INSTRUCTIONS

3.1	The Chargor irrevocably instructs and authorizes the Custodian to:

(a)	disclose to the Security Agent or the Chargor any information relating to the Charged Assets and/or the Collateral Accounts requested by the Security Agent or the Chargor; and

(b)	hold all the Charged Assets to the order of the Security Agent.

3.2	Notwithstanding any provision to the contrary in the Custody Agreement, the Custodian shall not accept, rely and act on any entitlement order or instruction from the Chargor relating to the Charged Assets or the Collateral Accounts (including any instruction to withdraw any Charged Assets or otherwise in relation to the Charged Assets) unless such order or instruction from the Chargor is confirmed in writing by the Security Agent.

3.3	Notwithstanding anything in this Agreement to the contrary but subject to Clause 3.6, the Custodian shall (and the Chargor irrevocably authorizes and instructs the Custodian to), without the consent of the Chargor or any other party, comply with any entitlement order originated by the Security Agent with respect to the Collateral Accounts and the Charged Assets, and any other instruction from the Security Agent to:

(a)	transfer, sell or redeem any of the Charged Assets;

(b)	transfer any or all of the Charged Assets to any account or accounts designated by the Security Agent;

(c)	register title to any of the Charged Assets in any name specified by the Security Agent, including the name of the Security Agent;

(d)	comply with any instructions from the Security Agent or its designee for disposition of any funds in the Collateral Accounts; and

(e)	otherwise deal with the Charged Assets and the Collateral Accounts as directed by the Security Agent or its designee (and not any other person).

3.4	The Custodian shall not, and shall not be obliged to, inquire as to the authenticity and/or validity of any order or instruction from the Security Agent, or whether there has in fact occurred any event or circumstances whose occurrence is, under the Security Agreement or any other agreement between the Chargor and the Security Agent, a condition to the exercise of any right or power under the Security Agreement, this Agreement or any other agreement between the Chargor and the Security Agent.

3.5	For the avoidance of doubt, nothing in this Agreement shall affect the right of the Chargor to give instructions to the Custodian in relation to any account maintained with the Custodian that is not a Collateral Account and does not hold Charged Assets, which instruction shall remain governed by and subject to the provisions of (to the extent applicable) the Custody Agreement, the Margin Loan Agreement and/or any other agreement, arrangement or understanding between the Custodian and the Chargor.

Exhibit A to Margin Loan Agreement
A-43

3.6	Notwithstanding anything in this Agreement to the contrary, at all times prior to the disposition of any Share Collateral of the Chargor by the Security Agent pursuant to clause 8 (Enforcement of Security) of the Security Agreement, the Security Agent and the Custodian shall not lend, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of or use for hedging, financing or other related activities (including without limitation, pursuant to repurchase transactions) any Share Collateral.

4.	CUSTODY ARRANGEMENTS

4.1	The Chargor will remain liable to perform all the obligations assumed by it under the Custody Agreement.

4.2	The Chargor undertakes that it will not amend or waive any provision of or terminate the Custody Agreement without the prior consent of the Security Agent (other than any amendment proposed by the Custodian applicable to its customers generally).

4.3	None of the Security Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to the Custodian under or in respect of the Custody Agreement.

5.	NO THIRD PARTY INTERESTS

5.1	The Custodian confirms that it has not received notice of the interest of any third party in any Collateral Account or any of the Charged Assets.

5.2	The Chargor agrees that, except:

(a)	for the Transaction Security; or

(b)	with the prior written consent of the Security Agent, no right, title or interest in or to a Collateral Account or in or to the benefit of any Charged Assets shall be capable of assignment, charge, or other disposal howsoever.

5.3	The Custodian has not previously received any notice that the Chargor has assigned or charged its rights to the Charged Assets or the Collateral Accounts, or otherwise granted any security or other interest over those assets in favour of any third party.

5.4	The Custodian has not claimed or exercised, will not claim or exercise, nor does it have any outstanding right to claim or exercise, against the Chargor any right to combine accounts or any right of set-off, lien, counterclaim or other right to the Collateral Accounts, including the Charged Assets from time to time standing to the credit thereof.

Exhibit A to Margin Loan Agreement
A-44

6.	CONFLICTS

If there is any inconsistency between:

(a)	any of the provisions of this Agreement and the Security Agreement, the provisions of the Security Agreement shall, as between the Chargor and the Security Agent, prevail in all respects; or

(b)	any of the provisions of this Agreement and the Custody Agreement (and/or any other agreement, arrangement or understanding between the Custodian and the Chargor), the provisions of this Agreement shall, as between the Custodian and the Chargor, prevail in all respects.

7.	GENERAL

7.1	If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.2	No party may assign or transfer the benefit of this Agreement or any part thereof without the prior written consent of the other parties which may be withheld or given in the absolute discretion of the other parties, except the Security Agent may assign or transfer the benefit of this Agreement to any successor Security Agent under the Margin Loan Agreement.

7.3	This Agreement may be executed in counterparts and such counterparts taken together shall constitute one and the same instrument.

7.4	The Custodian confirms that (i) the Custody Agreement expressly provides that it is governed by English law and does not provide that the laws of a different jurisdiction govern all of the issues referred to in Article 2(1) of the Convention and (ii) at the time of its entry into the governing law provisions of the Custody Agreement (or, if later, the time of the most recent amendment to the Custody Agreement that amended or expressly reaffirmed such governing law provisions), the Custodian had an office located in England that was not a temporary office and that engaged in a business or other regular activity of maintaining securities accounts.

8.	GOVERNING LAW

This Agreement and any dispute, proceedings or claims of whatever nature arising out of or in connection with it or its formation (including any non-contractual obligations) are governed by English law.

Exhibit A to Margin Loan Agreement
A-45

9.	ENFORCEMENT

9.1	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

9.2	Convenient Forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

9.3	Exclusive Jurisdiction

Clause 9.1 (Jurisdiction) and Clause 9.2 (Convenient Forum) are for the benefit of the Custodian and the Security Agent only. As a result, neither the Custodian nor the Security Agent shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Custodian and the Security Agent may take concurrent proceedings in any number of jurisdictions.

Exhibit A to Margin Loan Agreement
A-46

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PW MEDTECH GROUP LIMITED
as Chargor

By:
Name:
Title:

Exhibit A to Margin Loan Agreement
A-47

MORGAN STANLEY & CO. INTERNATIONAL PLC as Security Agent and Custodian

By:
Name:
Title:

Exhibit A to Margin Loan Agreement
A-48

Signatories to Debenture

The Chargor

Executed as a Deed by

PW MEDTECH GROUP LIMITED

acting by:

Director

Witness:
Name:
Address:
Occupation:

Notice Details

Address: 1002-1003, Block C, Focus Square, No. 6 Futong East Avenue, Wangjing,

Chaoyang District, Beijing, PRC

Facsimile: +86 010 8478 3657

Attention: Ding Lingyan

Exhibit A to Margin Loan Agreement
A-49

The Security Agent

Signed by

MORGAN STANLEY & CO. INTERNATIONAL PLC

acting by:

as Authorised Signatory

Notice Details

Address: c/o Morgan Stanley Asia Limited, Level 46, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong

Facsimile: +852 3407-5506

Attention: Global Capital Markets

Exhibit A to Margin Loan Agreement
A-50

EXHIBIT B

FORM OF UTILIZATION REQUEST

From:	PW Medtech Group Limited (“Borrower”)

To:	Morgan Stanley Bank, N.A. (“Lender”)

Dated:	September [__], 2018

Dear Sirs and Madams:

We refer to the margin loan agreement dated September [__], 2018, between Borrower, Lender and Morgan Stanley & Co. International plc, as Calculation Agent (the “Agreement”).

1.	This is a Utilization Request. Terms defined in the Agreement have the same meaning in this Utilization Request unless given a different meaning in this Utilization Request.

2.	We wish to borrow an advance in the amount of the Commitment on the following terms:

Funding Date:	On the same Business Day as the date of delivery of this Utilization Request.
Amount:	The Commitment minus the Structuring Fee minus legal fees of counsel for Lender in the amount of [***].

3.	We confirm that each condition specified in Section 3.01 (Conditions to Closing) is satisfied on the date of this Utilization Request.

4.	[The proceeds of this Advance should be credited to [account].]

5.	This Utilization Request is irrevocable.

Yours faithfully

authorized signatory for

PW MEDTECH GROUP LIMITED

Exhibit B to Margin Loan Agreement
B-1